Exhibit 10.1

EXECUTION COPY

Published Cusip Number: 74531NAG7

CREDIT AGREEMENT

dated as of

February 4, 2013

among

PUGET SOUND ENERGY, INC.

The Lenders Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

THE ROYAL BANK OF SCOTLAND PLC,

as Syndication Agent

and

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

COBANK, ACB,

EXPORT DEVELOPMENT CANADA,

and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,

RBS SECURITIES INC.,

BARCLAYS BANK PLC,

COBANK, ACB,

EXPORT DEVELOPMENT CANADA,

J.P. MORGAN SECURITIES LLC,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

i

Table of Contents

continued

ii

Table of Contents

continued

ARTICLE IX	Miscellaneous	79

SECTION 9.01.	Notices	80
SECTION 9.02.	Waivers; Amendments	80
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	82
SECTION 9.04.	Successors and Assigns	83
SECTION 9.05.	Survival	86
SECTION 9.06.	Counterparts; Integration; Effectiveness	87
SECTION 9.07.	Severability	87
SECTION 9.08.	Right of Setoff	87
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	87
SECTION 9.10.	WAIVER OF JURY TRIAL	88
SECTION 9.11.	Headings	88
SECTION 9.12.	Confidentiality	88
SECTION 9.13.	USA PATRIOT Act	89
SECTION 9.14.	Interest Rate Limitation	89
SECTION 9.15.	No Advisory or Fiduciary Responsibility	89

SCHEDULES:

Schedule 1.01(a)	– Existing Indebtedness
Schedule 1.01(b)	– Permitted Holders
Schedule 2.01	– Commitments
Schedule 2.06(k)	– Existing Liquidity Letters of Credit
Schedule 3.04	– Regulatory Approvals
Schedule 3.13(a)	– Subsidiaries
Schedule 3.13(b)	– Subsidiaries Jurisdictions of Organization
Schedule 3.14	– Existing Dividend Restrictions
Schedule 3.15	– Litigation
Schedule 3.19	– Environmental Matters
Schedule 3.21	– Affiliate Transactions
Schedule 5.07	– Properties and Assets
Schedule 6.01(b)	– Existing Liens
Schedule 6.03(l)	– Investments

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– [Reserved]
Exhibit C	– Form of Increasing Lender Supplement
Exhibit D	– Form of Augmenting Lender Supplement
Exhibit E	– List of Closing Documents
Exhibit F	– Form of Revolving Loan Note
Exhibit G-1	– Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit G-2	– Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit G-3	– Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit G-4	– Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit H	– Form of Solvency Certificate
Exhibit I	– Terms of Subordination

iii

CREDIT AGREEMENT (this “Agreement”) dated as of February 4, 2013 among PUGET SOUND ENERGY, INC., the LENDERS from time to time party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agent, and BANK OF AMERICA, N.A., BARCLAYS BANK PLC, COBANK, ACB, EXPORT DEVELOPMENT CANADA and JPMORGAN CHASE BANK, N.A., as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Service Agreements” means any contract or agreement between the Borrower or any Subsidiary and an Affiliate thereof providing for accounting, tax, treasury, intercompany services or other professional services to the Borrower or any Subsidiary.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annual Report” means the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2011.

“Applicable Percentage” means, (a) with respect to any Liquidity Lender, with respect to Liquidity Revolving Loans, Liquidity LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Liquidity Lender’s Liquidity Commitment and the denominator of which is the Liquidity Aggregate Commitment of all Liquidity Lenders (or, if the Liquidity Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Liquidity Commitments most recently in effect, giving effect to any assignments) and (b) with respect to any Energy Hedging Lender, with respect to Energy Hedging Loans or Energy Hedging LC Exposure, the percentage equal to a fraction the numerator of which is such Energy Hedging Lender’s Energy Hedging Commitment and the denominator of which is the Energy Hedging Aggregate Commitment of all Energy Hedging Lenders (or, if the Energy Hedging Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Energy Hedging Commitments most recently in effect, giving effect to any assignments); provided that, in each case of (a) and (b) above, in the case of Section 2.23 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or any ABR Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread for Eurodollar Loans”, “ABR Spread for ABR Loans” or “Commitment Fee Rate”, as the case may be, based upon the Pricing Level applicable on such date:

Pricing Level	Commitment Fee Rate	Eurodollar Spread for Eurodollar Loans	ABR Spread for ABR Loans
I	0.125%	1.125%	0.125%
II	0.175%	1.250%	0.250%
III	0.225%	1.500%	0.500%
IV	0.275%	1.750%	0.750%
V	0.350%	2.000%	1.000%

For purposes of the foregoing:

(i) changes in the Eurodollar Spread for Eurodollar Loans, ABR Spread for ABR Loans and the Commitment Fee Rate resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Debt Rating from S&P or Moody’s, or on the occurrence of an Event of Default;

(ii) in the event of a split in the Senior Debt Rating from S&P and Moody’s that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Eurodollar Spread for Eurodollar Loans, ABR Spread for ABR Loans and the Commitment Fee Rate shall be determined as follows:

(x) if the split in the Senior Debt Rating is one Pricing Level, then the higher Senior Debt Rating will be the applicable Pricing Level,

(y) if the split in the Senior Debt Rating is two Pricing Levels, the midpoint between the two will be the applicable Pricing Level, and

(z) if the split in the Senior Debt Rating is more than two Pricing Levels, the Pricing Level will be the Pricing Level immediately below the higher Pricing Level;

if either (but not both) Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Pricing Levels shall be determined on the basis of the ratings provided by the other rating agency; and

(iii) if at any time the long term unsecured senior debt of the Borrower is unrated by Moody’s and S&P, the Pricing Level will be Pricing Level V; provided that if the reason that there is no such Senior Debt Rating results from Moody’s and S&P ceasing to issue debt ratings generally, then the Borrower and the Administrative Agent may select another nationally-recognized rating agency to substitute for Moody’s and S&P for purposes of the foregoing pricing grid (and all references herein to Moody’s and S&P, as applicable, shall refer to such substitute rating agency), and until a substitute nationally-recognized rating agency is so selected, the Pricing Level shall be determined by reference to the Senior Debt Rating most recently in effect prior to cessation.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (a) if a Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Authorized Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, vice president finance, treasurer or assistant treasurer or other similar officer of the Borrower or any Subsidiary and, as to any document delivered on the Effective Date, any secretary or assistant secretary of the Borrower or any Subsidiary.

“Available Revolving Commitment” means, at any time with respect to any Lender, the aggregate of the Liquidity Commitment and the Energy Hedging Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.13(a).

“Availability Period” means the Liquidity Availability Period and/or the Energy Hedging Availability Period, as the context may require.

“Banking Services” means each and any of the following bank services provided to the Borrower by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any direct or indirect ownership interest, or the acquisition of any direct or indirect ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Puget Sound Energy, Inc., a Washington corporation.

“Borrower Group” means the Borrower and the Operating Companies and “Borrower Group Member” means any of the Borrower or any Operating Company.

“Borrowing” means a Liquidity Borrowing and/or an Energy Hedging Borrowing, as the context may require.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that in the event that changes in GAAP occur after the Effective Date, the effect of which is to cause leases of the type in effect as of December 31, 2011 and treated as operating leases under GAAP as of December 31, 2011 to be reclassified as capital leases under GAAP, the definition of Capital Lease Obligation shall exclude any such reclassified leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(a) Dollars held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States and having maximum maturities of not more than one (1) year from the date of acquisition thereof;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $1,000,000,000 (such bank, an “Approved Bank”);

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank or commercial paper and variable or fixed rate notes issued by, or guaranteed by, a corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with maximum maturities of not more than two hundred seventy (270) days from the date of acquisition thereof; provided that, no more than $50,000,000 in the aggregate of such commercial paper per issuer shall be outstanding at any time;

(e) repurchase agreements fully secured by obligations described in clause (b) above with any Approved Bank; and

(f) Investments with maximum maturities of twelve (12) months or less from the date of acquisition in (i) money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s that are registered under the Investment Company Act of 1940, as amended, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in the foregoing clauses (b), (c), (d) and (e) or (ii) the Federal Municipal Obligations Fund (or its successors) so long as such fund is rated AA (or the equivalent thereof) or better by S&P or Fitch Ratings Ltd. at the time of such Investment.

“CFO” means the chief financial officer of the Borrower or person holding a similar position.

“Change in Control” means the Permitted Holders shall fail to (i) own and control directly or indirectly, in the aggregate more than 50.1% of the issued and outstanding common Equity Interests in the Parent or the Borrower and (ii) control the board of directors (or comparable governing body) of the Parent or the Borrower, as the case may be.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Liquidity Loan or Liquidity Borrowing, refers to whether such Liquidity Loan, or the Liquidity Loans comprising such Liquidity Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986.

“Co-Documentation Agent” means each of Bank of America, N.A., Barclays Bank PLC, CoBank, ACB, Export Development Canada and JPMorgan Chase Bank, N.A., in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Commitment” means, any Liquidity Commitment and/or any Energy Hedging Commitment, as the context may require.

“Consolidated Current Liabilities” means, at any date, all amounts (without duplication that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date (other than (i) the current portion of any funded Indebtedness, (ii) without duplication of clause (i) above, all Indebtedness consisting of revolving loans to the extent otherwise included therein, (iii) unrealized losses on derivative instruments, (iv) any current portion of deferred taxes, (v) accrued expenses related to taxes and interest, (vi) purchased gas adjustment payables and (vii) all amounts set forth opposite the caption “other current liabilities” on the consolidated balance sheet of the Borrower and its Subsidiaries for the relevant period).

“Consolidated Tangible Net Assets” means at any date, the total of all assets of the Borrower Group (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) as set forth on the balance sheet most recently delivered to the Lenders pursuant to Section 5.01 net of applicable reserves and deductions but excluding goodwill, trade names, trademarks, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations) less the aggregate of the Consolidated Current Liabilities of the Borrower Group appearing on such balance sheet.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, the Issuing Bank or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition” or “Dispose” means the sale, assignment, transfer or other disposition (including any Sale and Leaseback Transaction and any termination of business lines) of any property by the Borrower or any of its Subsidiaries to any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Energy Hedging Aggregate Commitment” means the aggregate of the Energy Hedging Commitments of all of the Energy Hedging Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Energy Hedging Aggregate Commitment is $350,000,000.

“Energy Hedging Augmenting Lender” has the meaning assigned to such term in Section 2.22.

“Energy Hedging Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Energy Hedging Commitments.

“Energy Hedging Borrowing” means Energy Hedging Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Energy Hedging Commitment” means, with respect to each Energy Hedging Lender, the commitment of such Energy Hedging Lender, to make Energy Hedging Loans and to acquire participations in Energy Hedging Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Energy Hedging Lender’s Energy Hedging Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.10, (b) increased from time to time pursuant to Section 2.22 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Energy Hedging Lender’s Energy Hedging Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Energy Hedging Lender shall have assumed its Energy Hedging Commitment, as applicable.

“Energy Hedging Increasing Lender” has the meaning assigned to such term in Section 2.22.

“Energy Hedging Issuing Bank” means (a) Wells Fargo Bank, National Association, (b) The Royal Bank of Scotland plc and (c) any other Energy Hedging Lender or Energy Hedging Lenders reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Energy Hedging Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i). Each Energy Hedging Issuing Bank may, in its discretion, arrange for one or more Energy Hedging Letters of Credit to be issued by Affiliates of such Energy Hedging Issuing Bank, in which case the term “Energy Hedging Issuing Bank” shall include any such Affiliate with respect to Energy Hedging Letters of Credit issued by such Affiliate. Notwithstanding the foregoing, (x) the aggregate face amount of all Energy Hedging Letters of Credit issued by Wells Fargo Bank, National Association shall not exceed $37,500,000 and (y) the aggregate face amount of all Energy Hedging Letters of Credit issued by The Royal Bank of Scotland plc shall not exceed $37,500,000.

“Energy Hedging LC Collateral Account” has the meaning assigned to such term in Section 2.07(j).

“Energy Hedging LC Disbursement” means a payment made by an Energy Hedging Issuing Bank pursuant to an Energy Hedging Letter of Credit.

“Energy Hedging LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Energy Hedging Letters of Credit at such time plus (b) the aggregate amount of all Energy Hedging LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Energy Hedging LC Exposure of any Energy Hedging Lender at any time shall be its Applicable Percentage of the total Energy Hedging LC Exposure at such time.

“Energy Hedging Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become an Energy Hedging Lender hereunder pursuant to Section 2.22 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Energy Hedging Letter of Credit” means any standby letter of credit issued pursuant to Section 2.07 of this Agreement.

“Energy Hedging Loans” means the loans made by the Energy Hedging Lenders to the Borrower pursuant to Sections 2.01(b) and 2.22 of this Agreement.

“Energy Hedging Revolving Credit Exposure” means, with respect to any Energy Hedging Lender at any time, the sum of the outstanding principal amount of such Energy Hedging Lender’s Energy Hedging Loans and its Energy Hedging LC Exposure at such time.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, initiatives, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or safety or to the release of any Hazardous Materials into the environment, including air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required from any Governmental Authority under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, membership interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any reportable event, as defined in Section 4043 of ERISA, or the regulations issued thereunder, with respect to a Plan, that the Administrative Agent determines in good faith constitutes (i) grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, or (ii) a failure to make required minimum contributions (other than an event for which the 30-day notice period is waived) shall have occurred and be continuing; (b) the existence with respect to any Plan of an “unpaid minimum required contribution” which means, with respect to any plan year, any minimum required contribution under Section 430 of the Code for the plan year which is not paid on or before the due date (as determined under Section 430(j)(1) of the Code) for the plan year; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an

application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of notice of the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate from any Multiemployer Plan of notice of (i) the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or (ii) a determination that such Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to any payment made by the Borrower under any Financing Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located,

(b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located,

(c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any U.S. federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.18(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.18(a); and

(d) any Business and Occupation Taxes imposed by the State of Washington.

“Existing Parent Credit Agreement” that certain Credit Agreement, dated as of February 10, 2012, among the Parent, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Existing Borrower Credit Agreement” that certain Credit Agreement, dated as of February 6, 2009, among the Borrower, the lenders from time to time parties thereto and Barclays Bank PLC, as facility agent, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Existing Indebtedness” means (a) Indebtedness of the Borrower or any Subsidiary that is outstanding on the Effective Date and listed on Schedule 1.01(a) and (b) any Permitted Refinancing Indebtedness thereof.

“Existing Liquidity Issuing Bank” means, with respect to any Existing Liquidity Letter of Credit, the issuer of such Existing Liquidity Letter of Credit as set forth on Schedule 2.06(k).

“Existing Liquidity Letter of Credit” shall mean each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 2.06(k).

“Extraordinary Taxes” means taxes paid in connection with Dispositions and other non-recurring events.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any (current or future) regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, vice president finance, treasurer or assistant treasurer of the Borrower.

“Financing Documents” means (i) this Agreement, (ii) any promissory notes issued pursuant to Section 2.11(e) of this Agreement, (iii) Interest Hedge Agreements with any Interest Rate Hedge Bank (iv) any Letter of Credit applications and (v) all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower, or any employee of the Borrower, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Financing Document to a Financing Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Financing Document as the same may be in effect at any and all times such reference becomes operative.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the Washington Utilities and Transportation Commission.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “Primary

Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation or (v) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsement for a collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other such substances or wastes defined in or otherwise regulated as “hazardous” or “toxic” wastes or substances under applicable Environmental Law.

“Hybrid Debt Securities” means (a) any securities, trust preferred securities, or deferrable interest subordinated debt, which, in each such case, provides for the optional or mandatory deferral of interest or distributions, issued by any Borrower Group Member, or (b) Equity Interests of any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the Equity Interests of which are owned (either directly or indirectly through one or more Subsidiaries) at all times by any Borrower Group Member, (ii) that have been formed for the purpose of issuing securities, trust preferred securities or deferrable interest subordinated debt of the type described in clause (a) above, and (iii) substantially all the assets of which consist of (x) subordinated debt issued by any Borrower Group Member, and (y) payments made from time to time on such subordinated debt.

“Immaterial Subsidiary” means any Subsidiary (a) designated on the Effective Date on Schedule 3.13 or designated as such by the Borrower after the Effective Date in a notice delivered to the Administrative Agent and (b) whose total assets (excluding intercompany receivables) at the relevant time of determination have a gross asset value of less than 1% of total assets (excluding intercompany receivables) of the Borrower and its Subsidiaries on a consolidated basis as set forth on the most recent financial statements delivered pursuant to Sections 4.01(c) or 5.01(a) and whose total consolidated revenues for the twelve (12) months ending at the relevant time of determination are less than 1% of total consolidated revenue of the Borrower and its Subsidiaries as set forth on the most recent financial statements delivered pursuant to Sections 4.01(c) or 5.01(a); provided that at no time shall all Immaterial Subsidiaries so designated pursuant to this definition have in the aggregate (x) total assets (excluding intercompany receivables) at the relevant time of determination having a gross asset value in excess of 5% of total assets (excluding intercompany receivables) of the Borrower and its Subsidiaries on a consolidated basis as set forth on the most recent financial statements delivered pursuant to Sections

4.01(c) or 5.01(a) or (y) total consolidated revenues for the twelve (12) months ending at the relevant time of determination in excess of 5% of total consolidated revenue of the Borrower and its Subsidiaries on a consolidated basis as set forth on the most recent financial statements delivered pursuant to Sections 4.01(c) and 5.01(a); provided, further, that (1) in the event that a Subsidiary no longer qualifies as an Immaterial Subsidiary pursuant to clause (b) above, the Borrower shall advise the Administrative Agent thereof in a notice delivered to the Administrative Agent and (2) in the event that the Subsidiaries designated as Immaterial Subsidiaries pursuant to this definition at the relevant time of determination in the aggregate do not comply with the first proviso in this definition, the Borrower shall designate one of more of such Subsidiaries as a Subsidiary which is not an Immaterial Subsidiary in a notice delivered to the Administrative Agent.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including, without limitation, Hybrid Debt Securities, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) net obligations of such Person under any Interest Hedging Agreement (the amount of any such net obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof at the time of calculation), (l) all Attributable Receivables Indebtedness of such Person, (m) all obligations of such Person under Sale and Leaseback Transactions and (n) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For greater certainty, “Indebtedness” shall not include Indebtedness in an amount equal to the aggregate amount of cash held by the Borrower and its Subsidiaries and included in the cash accounts listed on the consolidated balance sheet of the Borrower and its Subsidiaries and deposited with the Administrative Agent for the repayment or refinancing of outstanding Indebtedness of the Borrower and its Subsidiaries (other than equity securities that are mandatorily redeemable 91 or more days after the Maturity Date and that are Hybrid Debt Securities or otherwise classified as hybrid securities by Moody’s and S&P) within 90 days of the date of determination; provided that the use thereof is not prohibited by law or any contract to which the Borrower or any of its Subsidiaries is a party.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Financing Document and (b) Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated January 2013 relating to the Borrower and the Transactions.

“Intercompany Loans” means loans, advances or other extensions of credit by any member of the Borrower Group to any other member of the Borrower Group.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.09.

“Interest Hedging Agreements” means any rate swap, cap or collar agreement or similar arrangement between the Borrower and one or more interest rate hedge providers designed to protect such Person against fluctuations in interest rates. For purposes of this Agreement and the other Financing Documents, the Indebtedness at any time of the Borrower under an Interest Hedging Agreement shall be determined at such time in accordance with the methodology set forth in such Interest Hedging Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid pursuant to Section 2.11 and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter, if agreed in writing by each applicable Lender), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into an Interest Hedging Agreement, in its capacity as a party thereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests, Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or Equity Interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means any Liquidity Issuing Bank and/or any Energy Hedging Issuing Bank, as the context may require.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means any Liquidity LC Disbursement and/or any Energy Hedging LC Disbursement, as the context may require.

“LC Exposure” means, the Liquidity LC Exposure and/or the Energy Hedging LC Exposure, as the context may require.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means any Liquidity Lender and/or any Energy Hedging Lender, as the context may require. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any Liquidity Letter of Credit and/or any Energy Hedging Letter of Credit, as the context may require.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Indebtedness at such date, to (b) Total Capitalization at such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in Dollars in an amount comparable to the Loans then requested and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease Obligation having substantially the same economic effect as any of the foregoing).

“Liquidity Aggregate Commitment” means the aggregate of the Liquidity Commitments of all of the Liquidity Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Liquidity Aggregate Commitment is $650,000,000.

“Liquidity Augmenting Lender” has the meaning assigned to such term in Section 2.21.

“Liquidity Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Liquidity Commitments.

“Liquidity Borrowing” means (a) Liquidity Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Liquidity Commitment” means, with respect to each Liquidity Lender, the commitment of such Liquidity Lender, to make Liquidity Revolving Loans and to acquire participations in Liquidity Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Liquidity Lender’s Liquidity Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.10, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Liquidity Lender’s Liquidity Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Liquidity Lender shall have assumed its Liquidity Commitment, as applicable.

“Liquidity Increasing Lender” has the meaning assigned to such term in Section 2.21.

“Liquidity Issuing Bank” means (a) solely with respect to any Existing Liquidity Letter of Credit, the applicable Existing Liquidity Issuing Bank, (b) Wells Fargo Bank, National Association and (c) any other Liquidity Lender or Liquidity Lenders reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Liquidity Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Liquidity Issuing Bank may, in its discretion, arrange for one or more Liquidity Letters of Credit to be issued by Affiliates of such Liquidity Issuing Bank, in which case the term “Liquidity Issuing Bank” shall include any such Affiliate with respect to Liquidity Letters of Credit issued by such Affiliate.

“Liquidity LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“Liquidity LC Disbursement” means a payment made by a Liqudity Issuing Bank pursuant to a Liquidity Letter of Credit.

“Liquidity LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Liquidity Letters of Credit at such time plus (b) the aggregate amount of all Liquidity LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Liquidity LC Exposure of any Liquidity Lender at any time shall be its Applicable Percentage of the total Liquidity LC Exposure at such time.

“Liquidity Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Liquidity Lender hereunder pursuant to Section 2.21 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Liquidity Lenders” includes the Swingline Lender.

“Liquidity Letter of Credit” means, as the context may require (a) any Existing Liquidity Letter of Credit and/or (b) any standby letter of credit issued pursuant to Section 2.06 of this Agreement.

“Liquidity Loans” means the loans made by the Liquidity Lenders to the Borrower pursuant to Section 2.01(a) and 2.21 of this Agreement.

“Liquidity Revolving Credit Exposure” means, with respect to any Liquidity Lender at any time, the sum of the outstanding principal amount of such Liquidity Lender’s Liquidity Revolving Loans and its Liquidity LC Exposure and Swingline Exposure at such time.

“Liquidity Revolving Loan” means a Liquidity Loan made pursuant to Section 2.01(a).

“Loans” means any Liquidity Loan, any Energy Hedging Loan and/or any Swingline Loan, as the context may require.

“Management Fees” means, for any period, the aggregate amount of all payments (including all fees, salaries and other compensation, but excluding amounts payable under Affiliate Service Agreements) paid or incurred by the Borrower and its Subsidiaries during such period to any of their Affiliates and not otherwise a Restricted Payment; provided that Management Fees shall not include amounts payable to an Affiliate (i) in its capacity as a Lender pursuant to this Agreement or any Financing Document, (ii) in its capacity as an interest rate hedge provider pursuant to an Interest Hedging Agreement to the extent such Interest Hedging Agreement complies with Section 6.06(a)(i) or (iii) in its capacity as a lender pursuant to other Indebtedness permitted under this Agreement to the extent such arrangements comply with Section 6.06(a)(i) and such Affiliate is not an arranger, agent or underwriter of such Indebtedness.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any and all other Financing Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder, (c) the ability of the Borrower to perform any of its obligations under this Agreement or any Financing Document, or (d) the material rights or remedies of the Administrative Agent and the Lenders under this Agreement or any Financing Document.

“Material Communications” means, with respect to any Contractual Obligation, any communication by the Borrower or any of its Subsidiaries with any Governmental Authority or any party to such Contractual Obligation regarding an event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness/Material Swap Obligations” means (a) Indebtedness (other than the Loans and Letters of Credit), or (b) obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries, in the case of (a) or (b), in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness/Material Swap Obligation, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Notices” means, with respect to any material Contractual Obligation, any notice sent or received by the Borrower or any of its Subsidiaries regarding a material event or circumstance, including the occurrence of any default under such Contractual Obligation or termination of such Contractual Obligation or any other development that could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means February 4, 2018.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means with respect to any Disposition by any member of the Borrower Group or any issuance of Indebtedness by any member of the Borrower Group, the gross proceeds of all cash actually received by such Borrower Group Member in connection with such Disposition or Issuance; provided that (i) Net Cash Proceeds shall be net of: (a) the amount of any legal, advisory, title, transfer and recording tax expenses, commissions and other fees and expenses paid by the Borrower or the applicable Subsidiary in connection with such transaction and (b) any federal, state and local income or other taxes estimated to be payable by Puget Holdings, the Parent, the Borrower or the applicable Subsidiary as a result of such transaction (but only to the extent that such estimated taxes are in fact paid to the relevant federal, state or local Governmental Authority when due; provided that at the time such taxes are paid, an amount equal to the amount, if any, by which such estimated taxes exceed the amount of taxes actually paid shall constitute “Net Cash Proceeds” for all purposes hereunder), (ii) with respect to any Disposition, Net Cash Proceeds shall be net of any repayments by the Borrower or the applicable Subsidiary of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien permitted by Section 6.01 on the Property that is the subject of such Disposition and (y) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid, (iii) for all Dispositions, Net Cash Proceeds shall be net of any earn out or other similar obligation owed by the Borrower or applicable Subsidiary in connection with the acquisition thereof, (iv) Net Cash Proceeds shall be net of any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities (other than taxes deducted pursuant to clause (b) above) associated with such asset or assets and retained by any Borrower Group Member after such sale or other disposition thereof, including pension and other postemployment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include (A) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by any Borrower Group Member in any such Disposition and (B) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (iv) or if such liabilities have not been satisfied in cash and the remaining amount of such reserve is not reversed within 365 days after such Disposition, the remaining amount of such reserve and (v) if the applicable cash payments are in the first instance received by a Subsidiary that is not a wholly-owned Subsidiary, the related Net Cash Proceeds shall be net of the proportionate share of the common Equity Interests of such Subsidiary (and of any intermediate Subsidiary) owned by Persons that are not wholly-owned Subsidiaries of the Borrower.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Borrower to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Financing Documents or to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Operating Company” means each Subsidiary of the Borrower other than any Immaterial Subsidiary and for the avoidance of doubt, the term Operating Company shall include Puget Western, Inc.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Financing Document, or sold or assigned an interest in any Financing Document).

“Other Hedging Agreements” means any swap, cap or collar agreement or similar arrangement entered into by any Borrower Group Member designed to protect any Borrower Group Member against fluctuations in currency exchange rates or commodity prices.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.20(b)).

“Parent” means Puget Energy, Inc., a Washington corporation.

“Parent Holdco” means the Person that is the direct owner of 100% of the Equity Interests of the Parent, which as of the Effective Date, is Puget Equico LLC, a Washington limited liability company; provided, that the Parent shall be a direct or indirect wholly-owned Subsidiary of Puget Holdings.

“Parent Holdco Holdco” means the Person that is the direct owner of 100% of the Equity Interests of the Parent Holdco.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an acquisition consummated by or through the Borrower (including any newly formed wholly-owned Subsidiary of the Borrower (a “Newco”)), of all or substantially all, of the assets of or shares or other Equity Interests in a Person, or division or line of business of a Person (other than inventory, leases, materials and equipment in the ordinary course of business), in each case that is engaged in substantially the same general line of business or businesses as those in which the Borrower (not including any of its Subsidiaries for this purpose) is engaged or businesses reasonably related, complementary or ancillary thereto; provided that:

(i) such acquisition shall be consensual and shall have been approved by the board of directors (or similar governing body) of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Borrower or any of its Subsidiaries;

(ii) the Borrower shall be the surviving corporation;

(iii) an Authorized Officer of the Borrower shall have delivered a certificate substantially in the form of Exhibit H, attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole, including the acquired Person or assets, after giving effect to such acquisition);

(iv) any Liens assumed in connection with such acquisition are otherwise permitted under Section 6.01;

(v) all Regulatory Approvals in connection with such acquisition shall have been duly obtained, taken, given or made;

(vi) [reserved];

(vii) no Default or Event of Default shall exist immediately prior to such acquisition or, after giving effect to such acquisition, shall have occurred and be continuing, or would result from the consummation of the proposed acquisition; and

(viii) the Borrower and the Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $500,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent.

“Permitted Holders” means the Persons listed on Schedule 1.01(b) hereto.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Borrower Group Member, as applicable, issued in exchange for, or the Net Cash Proceeds of which are used to refund, refinance, replace, defease or discharge Existing Indebtedness; provided, that:

(i) The principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of and any unfunded commitment under the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus (x) all refinancing fees and expenses incurred in connection therewith including, without limitation, underwriting fees, closing fees, agency fees, premiums, make-whole amounts or original issue discount and LIBOR breakage costs due in accordance with Section 2.17 of this Agreement and other reasonable out-of-pocket expenses incurred by the Borrower and (y) an amount equal to any termination payment paid pursuant to an Interest Hedging Agreement which has been terminated by the Borrower in connection with the incurrence of any Permitted Refinancing Indebtedness);

(ii) Such Permitted Refinancing Indebtedness has weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iii) If the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to this Agreement on terms, taken as whole, at least as favorable to the Lenders as the subordination terms contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided that a certificate of an Authorized Officer of the Borrower is delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such subordination terms or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(iv) Such Indebtedness is incurred by the Person who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(v) The Permitted Refinancing Indebtedness is not secured by any collateral not granted to the holders of the Indebtedness being financed, renewed, replaced, defeased or refunded; and

(vi) Such Permitted Refinancing Indebtedness shall have terms which shall be no more restrictive taken as a whole, and shall not, taken as a whole, be materially less favorable, in any respect on the Borrower or the Operating Companies than the provisions of the Indebtedness being refinanced, renewed, replaced, defeased or refunded; provided, however, that the foregoing requirements shall not apply to pricing terms in respect of any Indebtedness being so refinanced so long as such pricing is consistent with then prevailing market pricing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pricing Level” means Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV or Pricing Level V, as the context may require.

“Pricing Level I” means any time when (a) no Event of Default has occurred and is continuing, and (b) the Senior Debt Rating is A- or higher by S&P or A3 or higher by Moody’s.

“Pricing Level II” means any time when (a) no Event of Default has occurred and is continuing, (b) the Senior Debt Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s and (c) Pricing Level I does not apply.

“Pricing Level III” means any time when (a) no Event of Default has occurred and is continuing, (b) the Senior Debt Rating is BBB or higher by S&P or Baa2 or higher by Moody’s and (c) none of Pricing Levels I or II is applicable.

“Pricing Level IV” means any time when (a) no Event of Default has occurred and is continuing, (b) the Senior Debt Rating is BBB- or higher by S&P or Baa3 or higher by Moody’s and (c) none of Pricing Levels I, II or III is applicable.

“Pricing Level V” means any time when none of Pricing Levels I, II, III and IV is applicable.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo Bank, National Association at its principal office in San Francisco, California as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo Bank, National Association as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, with respect to any event, that the Borrower is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“Property” means any right or interest in or to property of any kind whatsoever, whether real or personal, or mixed and whether tangible or intangible, and including, for the avoidance of doubt, revenues and contractual rights.

“Puget Holdings” means Puget Holdings LLC, a Delaware limited liability company.

“Quarter End Date” means March 31, June 30, September 30 and December 31 of each year.

“Receivables Facility” means any receivables or securitization facility or facilities made available to the Borrower or any of its Subsidiaries pursuant to which assets and related security are sold, pledged or otherwise transferred to one or more special purpose entities and thereafter to certain investors or creditors.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. federal tax purposes, a Person treated as the beneficial owner thereof for U.S. federal tax purposes) and (c) any Issuing Bank.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulatory Approval” means (a) any authorization, consent, approval, license, ruling, permit, tariff, certification, waiver, exemption, filing required by chapter 80.08 or 80.12 RCW, variance, order, judgment or decree of, by, or by any Borrower Group Member, the Parent, Parent Holdco (to the extent such Person is not Puget Holdings), Parent Holdco Holdco (to the extent such Person is not Puget Holdings) or Puget Holdings with, (b) any required notice by any Borrower Group Member, (c) any declaration containing material obligations of any Borrower Group Member made by or filed with, or (d) any Borrower Group Member registration by or with, any Governmental Authority.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means at any time, subject to Section 2.23(b), Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and Available Revolving Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, other than common Equity Interests in the Borrower) on account of any Equity Interest of any Borrower Group Member, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof); provided that payments made to Affiliates pursuant to transactions permitted by Section 6.06(a) shall not constitute Restricted Payments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Liquidity Revolving Credit Exposure and Energy Hedging Revolving Credit Exposure at such time.

“Revolving Loan” means any Liquidity Revolving Loan and/or any Energy Hedging Loan, as the context may require.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“SEC” means the United States Securities and Exchange Commission.

“Senior Debt Rating” means at any date, the credit rating identified by S&P or Moody’s as the credit rating which (a) it has assigned to long term unsecured senior debt of the Borrower or (b) it would assign to long term unsecured senior debt of the Borrower were the Borrower to issue or have outstanding any long term unsecured senior debt on such date.

“Solvent” means, in reference to the Borrower, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Financing Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means The Royal Bank of Scotland plc in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Tax-Free Debt” means Indebtedness of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of issuance of such obligations, and debt to a bank issuing a Letter of Credit with respect to the principal of or interest on such obligations.

“Taxes” or “Tax” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, at any time, the sum, without duplication, of (a) Total Shareholders’ Equity at such time and (b) Total Funded Indebtedness at such time.

“Total Funded Indebtedness” means, for the Borrower and its Subsidiaries, without duplication, on a consolidated basis, the sum of (a) all Indebtedness of such Person for borrowed money, except to the extent such Indebtedness is “non-recourse” to such Person or recourse for payment of such Indebtedness is limited to specific assets of such Person (whether or not included on a consolidated balance sheet of such Person), (b) the principal portion of all obligations of such Person under Capital Lease Obligations, (c) all unreimbursed obligations relative to draws on all letters of credit issued to support Indebtedness of the kinds referred to in clauses (a) and (b) above, (d) all Guarantees of such Person with respect to Indebtedness and obligations of the type described in clauses (a) through (c) hereof of another Person; provided that such Guarantees are required to be reported as liabilities on a balance sheet of such Person prepared in accordance with GAAP (and without duplication of any liability already appearing as a liability on such balance sheet); and provided, further that, in the event a Guarantee is limited as to dollar amount, such Guarantee shall not exceed such limitation and (e) all Indebtedness and obligations of the type described in clauses (a), (b), and (c) hereof of another Person, secured by a Lien on any property of such Person whether or not such Indebtedness or obligations has been assumed by such Person. Notwithstanding the foregoing, Total Funded Indebtedness (i) shall not include (x) trust preferred securities, if any, (y) interest on Indebtedness that is accrued in the ordinary course of business and (z) any intercompany Indebtedness between the Borrower and any of its Subsidiaries or among any of its Subsidiaries and (ii) shall include intercompany Indebtedness (or Equity Interests having the characteristics of Indebtedness) owing to any direct or indirect parent of the Borrower.

“Total Shareholders’ Equity” means, at any time, the amount of total common shareholders’ equity of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) plus (a) the cumulative non-cash mark-to-market charges (net of taxes) recognized by the Borrower and its Subsidiaries in all periods; minus (b) the cumulative non-cash mark-to-market gains (net of taxes) recognized by the Borrower and its Subsidiaries in all periods in each case calculated exclusive of the effect on the Borrower’s accumulated other comprehensive income/loss of the ongoing application of Accounting Standards Codification Topic 815.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Financing Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(D)(2).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified

(including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) all actions by specified officers of a Person shall be deemed to be taken by such specified officer solely in such specified officer’s capacity as such officer.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose) (including, without limitation, any change in GAAP resulting in any operating lease being reclassified as a capital lease), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) except with respect to the revaluation of Indebtedness or liabilities to the extent reflected on the Borrower’s audited consolidated balance sheet for the fiscal year ending December 31, 2011, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards (“ASC”) 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20-15 (previously referred to as Financial Accounting Standards Board Staff Position APB 14-1) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.07(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.05. Status of Obligations. In the event that the Borrower shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) The Liquidity Facility. Subject to the terms and conditions set forth herein, each Lender agrees to make Liquidity Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the amount of such Lender’s Liquidity Revolving Credit Exposure exceeding such Lender’s Liquidity Commitment or (ii) the sum of the total Liquidity Revolving Credit Exposures exceeding the Liquidity Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Liquidity Revolving Loans.

(b) The Energy Hedging Facility. Subject to the terms and conditions set forth herein, each Lender agrees to make Energy Hedging Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the amount of such Lender’s Energy Hedging Revolving Credit Exposure exceeding such Lender’s Energy Hedging Commitment or (ii) the sum of the total Energy Hedging Revolving Credit Exposures exceeding the Energy Hedging Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Energy Hedging Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as follows:

(i) Each Liquidity Loan (other than a Swingline Loan) shall be made as part of a Liquidity Borrowing consisting of Liquidity Loans of the same Class and Type made by the Liquidity Lenders ratably in accordance with their respective Liquidity Commitments. The failure of any Liquidity Lender to make any Liquidity Loan required to be made by it shall not relieve any other Liquidity Lender of its obligations hereunder; provided that the Liquidity Commitments of the Liquidity Lenders are several and no Liquidity Lender shall be responsible for any other Liquidity Lender’s failure to make Liquidity Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05; and

(ii) Each Energy Hedging Loan shall be made as part of an Energy Hedging Borrowing consisting of Energy Hedging Loans of the same Type made by the Energy Hedging Lenders ratably in accordance with their respective Energy Hedging Commitments. The failure of any Energy Hedging Lender to make any Energy Hedging Loan required to be made by it shall not relieve any other Energy Hedging Lender of its obligations hereunder; provided that the Energy Hedging Commitments of the Energy Hedging Lenders are several and no Energy Hedging Lender shall be responsible for any other Energy Hedging Lender’s failure to make Energy Hedging Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that, except to the extent the Administrative Agent shall have received an indemnification substantially consistent with the terms of Section 2.17 not less than three (3) Business Days prior to the Effective Date, all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.09. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Liquidity Aggregate Commitment or Energy Hedging Aggregate Commitment, as applicable, or that is required to finance the reimbursement of, as applicable, a Liquidity LC Disbursement as contemplated by Section 2.06(e) or Energy Hedging LC Disbursement as contemplated by Section 2.07(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be (x) more than a total of ten (10) Eurodollar Liquidity Borrowings outstanding and (y) more than a total of ten (10) Eurodollar Energy Hedging Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the same Business Day as the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the

Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) whether such Borrowing is to be a Liquidity Borrowing or an Energy Hedging Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted].

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Liquidity Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $75,000,000 or (ii) the sum of the total Liquidity Revolving Credit Exposures exceeding the Liquidity Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or electronic transmission), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and identify the account, including routing information, where such Swingline Loan shall be deposited. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit or other transfer to a general deposit account of the Borrower in immediately available funds as directed by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of a Liquidity LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Liquidity Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Liquidity Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Liquidity Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Liquidity Lender, specifying in such notice such Liquidity Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Liquidity Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Liquidity Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Liquidity Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Liquidity Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Liquidity Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.08 with respect to Liquidity Loans made by such Liquidity Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Liquidity Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Liquidity Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Liquidity Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Liquidity Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance by a Liquidity Issuing Bank (other than an Existing Liquidity Issuing Bank) of, and such Liquidity Issuing Bank commits to issue, Letters of Credit (each, a “Liquidity Letter of Credit”) denominated in Dollars, in a form reasonably acceptable to the Administrative Agent and the applicable Liquidity Issuing Bank, at any time and from time to time during the Liquidity Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Liquidity Issuing Bank relating to any Liquidity Letter of Credit, the terms and conditions of this Agreement shall control. Subject to the terms and conditions set forth herein, no Liquidity Issuing Bank shall be obligated to issue, amend or increase any Liquidity Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Liquidity Issuing Bank from issuing such Liquidity Liquidity Letter of Credit, or any law applicable to such Liquidity Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Liquidity Issuing Bank shall prohibit, or request that such Liquidity Issuing

Bank refrain from, such issuance of letters of credit generally, or such Liquidity Letter of Credit in particular, or shall impose upon such Liquidity Issuing Bank with respect to such Liquidity Letter of Credit any restriction, reserve or capital requirement (for which such Liquidity Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Liquidity Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Liquidity Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Liquidity Letter of Credit would violate one or more policies of such Liquidity Issuing Bank applicable to letters of credit generally.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Liquidity Letter of Credit (or the amendment, renewal or extension of an outstanding Liquidity Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Liquidity Issuing Bank) to the Liquidity Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Liquidity Letter of Credit, or identifying the Liquidity Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Liquidity Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Liquidity Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Liquidity Letter of Credit. If requested by the applicable Liquidity Issuing Bank, the Borrower also shall submit a letter of credit application in a form acceptable to the Liquidity Issuing Bank. A Liquidity Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) the aggregate Liquidity LC Exposure would not exceed $25,000,000 and (B) the sum of the total Liquidity Revolving Credit Exposures shall not exceed the Liquidity Aggregate Commitment.

(c) Expiration Date. Each Liquidity Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Liquidity Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date provided that any Liquidity Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. (i) On the Effective Date with respect to each Existing Liquidity Letter of Credit and (ii) by the issuance of any other Liquidity Letter of Credit (or an amendment to such Liquidity Letter of Credit increasing the amount thereof), and without any further action on the part of the applicable Liquidity Issuing Bank or the Liquidity Lenders, the applicable Liquidity Issuing Bank hereby grants to each Liquidity Lender, and each Liquidity Lender hereby acquires from such Liquidity Issuing Bank, a participation in such Liquidity Letter of Credit equal to such Liquidity Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Liquidity Letter of Credit. In consideration and in furtherance of the foregoing, each Liquidity Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Liquidity Issuing Bank, such Liquidity Lender’s Applicable Percentage of each Liquidity LC Disbursement made by the Liquidity Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Liquidity Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Liquidity Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Liquidity Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Liquidity Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Liquidity Issuing Bank shall make any Liquidity LC Disbursement in respect of a Liquidity Letter of Credit, the Borrower shall reimburse such Liquidity LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such Liquidity LC Disbursement, calculated as of the date the Liquidity Issuing Bank made such Liquidity LC Disbursement not later than 1:00 p.m., New York City time, on the date that such Liquidity LC Disbursement is made, if the Borrower shall have received notice of such Liquidity LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such Liquidity LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Liquidity Borrowing or Swingline Loan in an equivalent amount of such Liquidity LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Liquidity Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Liquidity Lender of the applicable Liquidity LC Disbursement, the payment then due from the Borrower in respect thereof and such Liquidity Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Liquidity Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.08 with respect to Liquidity Loans made by such Liquidity Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Liquidity Lenders), and the Administrative Agent shall promptly pay to the applicable Liquidity Issuing Bank the amounts so received by it from the Liquidity Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Liquidity Issuing Bank or, to the extent that Liquidity Lenders have made payments pursuant to this paragraph to reimburse such Liquidity Issuing Bank, then to such Liquidity Lenders and such Liquidity Issuing Bank as their interests may appear. Any payment made by a Liquidity Lender pursuant to this paragraph to reimburse the applicable Liquidity Issuing Bank for any Liquidity LC Disbursement (other than the funding of ABR Liquidity Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Liquidity Loan and shall not relieve the Borrower of its obligation to reimburse such Liquidity LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse Liquidity LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Liquidity Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Liquidity Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Liquidity Issuing Bank under a Liquidity Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Liquidity Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Liquidity Lenders nor the applicable Liquidity Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Liquidity Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Liquidity Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Liquidity Issuing Bank; provided that the foregoing shall not be construed to excuse such Liquidity Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Liquidity Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Liquidity Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Liquidity Issuing Bank (as finally determined by a court of competent jurisdiction), such Liquidity Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Liquidity Letter of Credit, the Liquidity Issuing Bank may, in their respective sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Liquidity Letter of Credit.

(g) Disbursement Procedures. Each Liquidity Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Liquidity Letter of Credit. Each Liquidity Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic transmission) of such demand for payment and whether such Liquidity Issuing Bank has made or will make a Liquidity LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Liquidity Issuing Bank and the Liquidity Lenders with respect to any such Liquidity LC Disbursement.

(h) Interim Interest. If any Liquidity Issuing Bank shall make any Liquidity LC Disbursement, then, unless the Borrower shall reimburse such Liquidity LC Disbursement in full on the date such Liquidity LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Liquidity LC Disbursement is made to but excluding the date that the Borrower reimburses such Liquidity LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such Liquidity LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Liquidity Issuing Bank, except that interest accrued on and after the date of payment by any Liquidity Lender pursuant to paragraph (e) of this Section to reimburse the applicable Liquidity Issuing Bank shall be for the account of such Liquidity Lender to the extent of such payment.

(i) Replacement of Liquidity Issuing Bank. Any Liquidity Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Liquidity Issuing Bank and the successor Liquidity Issuing Bank. The Administrative Agent shall notify the Liquidity Lenders of any such replacement of a Liquidity Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Liquidity Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Liquidity Issuing Bank shall have all the rights and obligations of the applicable Liquidity Issuing Bank under this Agreement with respect to Liquidity Letters of Credit to be issued thereafter and (ii) references herein to the term “Liquidity Issuing Bank” shall be deemed to refer to such successor or to any previous related Liquidity Issuing Bank, or to such successor and all previous related Liquidity Issuing Banks, as the context shall require. After the replacement of a Liquidity Issuing Bank hereunder, the replaced Liquidity Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Liquidity Issuing Bank under this Agreement with respect to Liquidity Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Liquidity Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Liquidity Lenders with Liquidity LC Exposure representing greater than 50% of the total Liquidity LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Liquidity Lenders (the “Liquidity LC Collateral Account”), an amount in cash equal to 105% of the amount of the Liquidity LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations arising from Liquidity Borrowings and Liquidity LC Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account (and the Borrower hereby grants the Administrative Agent a security interest in the Liquidity LC Collateral Account). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Liquidity Issuing Bank for Liquidity LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Liquidity LC Exposure at such time or, if the maturity of the Liquidity Loans has been accelerated (but subject to the consent of applicable Liquidity Lenders with Liquidity LC Exposure representing greater than 50% of the total Liquidity LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Existing Liquidity Letters of Credit. The Borrower’s reimbursement obligations in respect of each Existing Liquidity Letter of Credit, and each Liquidity Lender’s participation obligations in connection therewith, shall be governed by the terms of this Agreement. The Existing Liquidity Letters of Credit shall, as of the Effective Date, be deemed to have been issued as Liquidity Letters of Credit hereunder and subject to and governed by the terms of this Agreement.

SECTION 2.07. Energy Hedging Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance by an Energy Hedging Issuing Bank of, and each Energy Hedging Issuing Bank commits to issue, Letters of Credit (each, an “Energy Hedging Letter of Credit”) denominated in Dollars, in a form reasonably acceptable to the Administrative Agent and the applicable Energy Hedging Issuing Bank, at any time and from time to time during the Energy Hedging Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Energy Hedging Issuing Bank relating to any Energy Hedging Letter of Credit, the terms and conditions of this Agreement shall control. Subject to the terms and conditions set forth herein, no Energy Hedging Issuing Bank shall be obligated to issue, amend or increase any Energy Hedging Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Energy Hedging Issuing Bank from issuing such Energy Hedging Energy Hedging Letter of Credit, or any law applicable to such Energy Hedging Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Energy Hedging Issuing Bank shall prohibit, or request that such Energy Hedging Issuing Bank refrain from, such issuance of letters of credit generally, or such Energy Hedging Letter of Credit in particular, or shall impose upon such Energy Hedging Issuing Bank with respect to such Energy Hedging Letter of Credit any restriction, reserve or capital requirement (for which such Energy Hedging Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Energy Hedging Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Energy Hedging Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Energy Hedging Letter of Credit would violate one or more policies of such Energy Hedging Issuing Bank applicable to letters of credit generally.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of an Energy Hedging Letter of Credit (or the amendment, renewal or extension of an outstanding Energy Hedging Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Energy Hedging Issuing Bank) to the Energy Hedging Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of an Energy Hedging Letter of Credit, or identifying the Energy Hedging Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Energy Hedging Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Energy Hedging Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Energy Hedging Letter of Credit. If requested by the applicable Energy Hedging Issuing Bank, the Borrower also shall submit a letter of credit application in a form acceptable to the Energy Hedging Issuing Bank. An Energy Hedging Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) the aggregate Energy Hedging LC Exposure would not exceed $75,000,000 and (B) the sum of the total Energy Hedging Revolving Credit Exposures shall not exceed the Energy Hedging Aggregate Commitment.

(c) Expiration Date. Each Energy Hedging Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Energy Hedging Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date provided that any Energy Hedging Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of an Energy Hedging Letter of Credit (or an amendment to an Energy Hedging Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Energy Hedging Issuing Bank or the Energy Hedging Lenders, the applicable Energy Hedging Issuing Bank hereby grants to each Energy Hedging Lender, and each Energy Hedging Lender hereby acquires from such Energy Hedging Issuing Bank, a participation in such Energy Hedging Letter of Credit equal to such Energy Hedging Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Energy Hedging Letter of Credit. In consideration and in furtherance of the foregoing, each Energy Hedging Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Energy Hedging Issuing Bank, such Energy Hedging Lender’s Applicable Percentage of each Energy Hedging LC Disbursement made by the Energy Hedging Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Energy Hedging Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Energy Hedging Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Energy Hedging Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Energy Hedging Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Energy Hedging Issuing Bank shall make any Energy Hedging LC Disbursement in respect of an Energy Hedging Letter of Credit, the Borrower shall reimburse such Energy Hedging LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such Energy Hedging LC Disbursement, calculated as of the date the Energy Hedging Issuing Bank made such Energy Hedging LC Disbursement not later than 1:00 p.m., New York City time, on the date that such Energy Hedging LC Disbursement is made, if the Borrower shall have received notice of such Energy Hedging LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such Energy Hedging LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Energy Hedging Borrowing in an equivalent amount of such Energy Hedging LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Energy Hedging Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Energy Hedging Lender of the applicable Energy Hedging LC Disbursement, the payment then due from the Borrower in respect thereof and such Energy Hedging Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Energy Hedging Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.08 with respect to Energy Hedging Loans made by such Energy Hedging Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Energy Hedging Lenders), and the Administrative Agent shall promptly pay to the applicable Energy Hedging Issuing Bank the amounts so received by it from the Energy Hedging Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Energy Hedging Issuing Bank or, to the extent that Energy Hedging Lenders have made payments pursuant to this paragraph to reimburse such Energy Hedging Issuing Bank, then to such Energy Hedging Lenders and such Energy Hedging Issuing Bank as their interests may appear. Any payment made by an Energy Hedging Lender pursuant to this paragraph to reimburse the applicable Energy Hedging Issuing Bank for any Energy Hedging LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute an Energy Hedging Loan and shall not relieve the Borrower of its obligation to reimburse such Energy Hedging LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse Energy Hedging LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Energy Hedging Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under an Energy Hedging Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Energy Hedging Issuing Bank under an Energy Hedging Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Energy Hedging Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Energy Hedging Lenders nor the applicable Energy Hedging Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Energy Hedging Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Energy Hedging Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Energy Hedging Issuing Bank; provided that the foregoing shall not be construed to excuse such Energy Hedging Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Energy Hedging Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under an Energy Hedging Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Energy Hedging Issuing Bank (as finally determined by a court of competent jurisdiction), such Energy Hedging Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of an Energy Hedging Letter of Credit, the Energy Hedging Issuing Bank may, in their respective sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Energy Hedging Letter of Credit.

(g) Disbursement Procedures. Each Energy Hedging Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under an Energy Hedging Letter of Credit. Each Energy Hedging Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic transmission) of such demand for payment and whether such Energy Hedging Issuing Bank has made or will make an Energy Hedging LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Energy Hedging Issuing Bank and the Energy Hedging Lenders with respect to any such Energy Hedging LC Disbursement.

(h) Interim Interest. If any Energy Hedging Issuing Bank shall make any Energy Hedging LC Disbursement, then, unless the Borrower shall reimburse such Energy Hedging LC Disbursement in full on the date such Energy Hedging LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Energy Hedging LC Disbursement is made to but excluding the date that the Borrower reimburses such Energy Hedging LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such Energy Hedging LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Energy Hedging Issuing Bank, except that interest accrued on and after the date of payment by any Energy Hedging Lender pursuant to paragraph (e) of this Section to reimburse the applicable Energy Hedging Issuing Bank shall be for the account of such Energy Hedging Lender to the extent of such payment.

(i) Replacement of Energy Hedging Issuing Bank. Any Energy Hedging Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Energy Hedging Issuing Bank and the successor Energy Hedging Issuing Bank. The Administrative Agent shall notify the Energy Hedging Lenders of any such replacement of an Energy Hedging Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Energy Hedging Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Energy Hedging Issuing Bank shall have all the rights and obligations of the applicable Energy Hedging Issuing Bank under this Agreement with respect to Energy Hedging Letters of Credit to be issued thereafter and (ii) references herein to the term “Energy Hedging Issuing Bank” shall be deemed to refer to such successor or to any previous related Energy Hedging Issuing Bank, or to such successor and all previous related Energy Hedging Issuing Banks, as the context shall require. After the replacement of an Energy Hedging Issuing Bank hereunder, the replaced Energy Hedging Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Energy Hedging Issuing Bank under this Agreement with respect to Energy Hedging Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Energy Hedging Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Energy Hedging Lenders with Energy Hedging LC Exposure representing greater than 50% of the total Energy Hedging LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Energy Hedging Lenders (the “Energy Hedging LC Collateral Account”), an amount in cash equal to 105% of the amount of the Energy Hedging LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations arising from Energy Hedging Borrowings and Energy Hedging LC Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account (and the Borrower hereby grants the Administrative Agent a security interest in the Energy Hedging LC Collateral Account). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Energy Hedging Issuing Bank for Energy Hedging LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Energy Hedging LC Exposure at such time or, if the maturity of the Energy Hedging Loans has been accelerated (but subject to the consent of applicable Energy Hedging Lenders with Energy Hedging LC Exposure representing greater than 50% of the total Energy Hedging LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 2.08. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower in immediately available funds by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Liquidity Revolving Loans made to finance the reimbursement of a Liquidity LC Disbursement as provided in Section 2.06(e) and ABR Energy Hedging Loans made to finance the reimbursement of an Energy Hedging LC Disbursement as provided in Section 2.07(e) shall, in each case, be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.09. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a

Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.10. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Liquidity Commitments and/or the Energy Hedging Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Borrower shall not terminate or reduce the Liquidity Commitments if, after giving effect to any concurrent prepayment of the Liquidity Loans in accordance with Section 2.12, the sum of the Liquidity Revolving Credit Exposures would exceed the Liquidity Aggregate Commitment and (iii) the Borrower shall not terminate or reduce the Energy Hedging Commitments if, after giving effect to any concurrent prepayment of the Energy Hedging Loans in accordance with Section 2.12, the sum of the Energy Hedging Revolving Credit Exposures would exceed the Energy Hedging Aggregate Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.11. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the last day of the first calendar month that is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Liquidity Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, whether such Loan is a Liquidity Loan or an Energy Hedging Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note in substantially the form of Exhibit F. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this

Section 2.12. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be payable without penalty or premium and shall be accompanied by (i) accrued interest to the extent required by Section 2.14 and (ii) break funding payments pursuant to Section 2.17.

(b) If at any time (i) the sum of the aggregate principal amount of all of the Liquidity Revolving Credit Exposures exceeds the Liquidity Aggregate Commitment, the Borrower shall immediately repay Liquidity Borrowings or cash collateralize Liquidity LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of all Liquidity Revolving Credit Exposures to be less than or equal to the Liquidity Aggregate Commitment or (ii) the sum of the aggregate principal amount of all of the Energy Hedging Revolving Credit Exposures exceeds the Energy Hedging Aggregate Commitment, the Borrower shall immediately repay Energy Hedging Borrowings or cash collateralize Energy Hedging LC Exposure in an account with the Administrative Agent pursuant to Section 2.07(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of all Energy Hedging Revolving Credit Exposures to be less than or equal to the Energy Hedging Aggregate Commitment.

SECTION 2.13. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the “Commitment Fee Rate”, as set forth in the definition of Applicable Rate, on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that for purposes of calculating the Available Revolving Commitment of each such Lender, the Swingline Exposure of such Lender shall not be included in the Revolving Credit Exposure for such Lender. Accrued fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at a rate per annum mutually agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (and the Administrative Agent shall use commercially reasonable efforts to provide such notice promptly following such circumstances no longer existing as determined by the Administrative Agent in its sole discretion (or, in the case of clause (b) above, promptly following the Administrative Agent being advised thereof by the Required Lenders)), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16. Increased Costs; Illegality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits, or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate (and such Lender shall use commercially reasonable efforts to provide such notice promptly following such circumstances no longer existing as determined by such Lender in its sole discretion). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.12), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.18. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by the Borrower under any Financing Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Financing Document (including amounts paid or payable under this Section 2.18(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis of the indemnity claim. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the Borrower (as applicable) in connection with any Financing Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Financing Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii) (A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Financing Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Financing Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit G (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine whether such Lender is in compliance with such

Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including additional amounts paid pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.18(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.18(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Sections 2.18(e) and (f), the term “Lender” includes the Issuing Banks.

SECTION 2.19. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1525 West W.T. Harris Blvd., MACD1109-019, Charlotte, North Carolina 28262, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Any payments received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Financing Documents (which shall be applied as specified by the Borrower) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and any Issuing Bank from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan under the Liquidity Commitments or Energy Hedging Commitments, as applicable, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans under the Liquidity Commitments or Energy Hedging Commitments, as applicable, and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.17. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) (i) At the election of the Administrative Agent, in connection with the Liquidity Commitments, payments of principal, interest, Liquidity LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Financing Documents, may be paid from the proceeds of Liquidity Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section. The Borrower hereby irrevocably authorizes the Administrative Agent to make a Liquidity Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Financing Documents and agrees that all such amounts charged shall constitute Liquidity Loans (including Swingline Loans) and that all such Liquidity Borrowings shall be deemed to have been requested pursuant to Section 2.03 or 2.05, as applicable.

(ii) At the election of the Administrative Agent, in connection with the Energy Hedging Commitments, payments of principal, interest, Energy Hedging LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Financing Documents, may be paid from the proceeds of Energy Hedging Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section. The Borrower hereby irrevocably authorizes the Administrative Agent to make an Energy Hedging Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Financing Documents and agrees that all such amounts charged shall constitute Energy Hedging Loans and that all such Energy Hedging Borrowings shall be deemed to have been requested pursuant to Section 2.03.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(d) or (e), 2.08(b), 2.19(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.16, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such

Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Financing Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.21. Liquidity Facility Expansion Option. The Borrower may from time to time elect to increase the Liquidity Commitments in minimum increments of $50,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $300,000,000. The Borrower may arrange for any such increase to be provided by one or more Liquidity Lenders (each Liquidity Lender so agreeing to an increase in its Liquidity Commitment, a “Liquidity Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, a “Liquidity Augmenting Lender”), to increase their existing Liquidity Commitments or extend Liquidity Commitments, as the case may be; provided that (i) each Liquidity Increasing Lender and each Liquidity Augmenting Lender shall be subject to the approval of the Administrative Agent, the Swingline Lender and each Liquidity Issuing Bank (such approval not to be unreasonably withheld), (ii) (x) in the case of a Liquidity Increasing Lender, the Borrower and such Liquidity Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of a Liquidity Augmenting Lender, the Borrower and such Liquidity Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Liquidity Lender (other than the Liquidity Lenders participating in the increase) shall be required for any increase in Liquidity Commitments pursuant to this Section 2.21. Increases and new Liquidity Commitments created pursuant to this Section 2.21 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Liquidity Increasing Lenders or Liquidity Augmenting Lenders, and the Administrative Agent shall notify each Liquidity Lender thereof. Notwithstanding the foregoing, no increase in the Liquidity Commitments (or in the Liquidity Commitment of any Liquidity Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a Pro Forma Basis reasonably acceptable to the Administrative Agent) with the covenant contained in Section 6.09 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Liquidity Commitments being made, (i) each relevant Liquidity Increasing Lender and Liquidity Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Liquidity Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Liquidity Lenders, each Liquidity Lender’s portion of the outstanding Liquidity Revolving Loans of all the Liquidity Lenders to equal its Applicable Percentage of such outstanding Liquidity Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Liquidity Revolving Loans as of the date of any increase in the Liquidity Commitments (with such reborrowing to consist of the Types of Liquidity Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.17 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Liquidity Lender to increase its Liquidity Commitment hereunder at any time.

SECTION 2.22. Energy Hedging Facility Expansion Option. The Borrower may from time to time elect to increase the Energy Hedging Commitments in minimum increments of $50,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $150,000,000. The Borrower may arrange for any such increase to be provided by one or more Energy Hedging Lenders (each Energy Hedging Lender so agreeing to an increase in its Energy Hedging Commitment, an “Energy Hedging Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Energy Hedging Augmenting Lender”), to increase their existing Energy Hedging Commitments or extend Energy Hedging Commitments, as the case may be; provided that (i) each Energy Hedging Increasing Lender and each Energy Hedging Augmenting Lender shall be subject to the approval of the Administrative Agent and each Energy Hedging Issuing Bank (such approval not to be unreasonably withheld), (ii) (x) in the case of an Energy Hedging Increasing Lender, the Borrower and such Energy Hedging Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Energy Hedging Augmenting Lender, the Borrower and such Energy Hedging Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Energy Hedging Lender (other than the Energy Hedging Lenders participating in the increase) shall be required for any increase in Energy Hedging Commitments pursuant to this Section 2.22. Increases and new Energy Hedging Commitments created pursuant to this Section 2.22 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Energy Hedging Increasing Lenders or Energy Hedging Augmenting Lenders, and the Administrative Agent shall notify each Energy Hedging Lender thereof. Notwithstanding the foregoing, no increase in the Energy Hedging Commitments (or in the Energy Hedging Commitment of any Energy Hedging Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a Pro Forma Basis reasonably acceptable to the Administrative Agent) with the covenant contained in Section 6.09 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Energy Hedging Commitments being made, (i) each relevant Energy Hedging Increasing Lender and Energy Hedging Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Energy Hedging Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Energy Hedging Lenders, each Energy Hedging Lender’s portion of the outstanding Energy Hedging Loans of all the Energy Hedging Lenders to equal its Applicable Percentage of such outstanding Energy Hedging Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Energy Hedging Loans as of the date of any increase in the Energy Hedging Commitments (with such reborrowing to consist of the Types of Energy Hedging Loans, with related

Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.17 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.22 shall constitute, or otherwise be deemed to be, a commitment on the part of any Energy Hedging Lender to increase its Energy Hedging Commitment hereunder at any time.

SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Default shall be continuing, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) or Section 2.07(j), as applicable, for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Banks have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower hereby represents and warrants to the Lenders that:

SECTION 3.01. Existence, Qualification and Power; Compliance with Laws. The Borrower, and each of the Operating Companies and, in the case of clause (e) only, each of the other Subsidiaries, of the Borrower, (a) is a Person duly organized or formed, validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its material assets and carry on its business and (ii) in the case of the Borrower, execute, deliver and perform its obligations under the Financing Documents to which it is a party, (c) is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and of each other jurisdiction where its ownership, lease or operation of material Properties or the conduct of its business as now conducted requires such qualification, (d) is in compliance in all material respects with all Laws, orders, writs, injunctions and orders and (e) has all requisite Regulatory Approvals to own its material Properties and operate its business as currently conducted, in the case of the foregoing clauses (c) through (e), except for such matters that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Binding Effect. This Agreement and each other Financing Document has been duly executed and delivered by the Borrower. This Agreement and each other Financing Document constitute the legal, valid and binding obligation of Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3.03. Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Financing Document are within the Borrower’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 6.01), or require any payment to be made under (i) any Contractual Obligation to which the Borrower or any of its Subsidiaries is a party or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of its Subsidiaries or any of their property is subject or (c) violate any applicable Law, in the case of the foregoing clauses (b) and (c), except for such matters that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Governmental Authorization; Other Consents. Other than as specified in Schedule 3.04, there is no Regulatory Approval and there is no approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person that is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Financing Document to which it is a party and the consummation of the transactions contemplated hereby and thereby or (b) the ability of the Operating Companies to operate their businesses as currently operated, except for the Regulatory Approvals and the other approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

SECTION 3.05. Taxes. The income tax of the Borrower and its Subsidiaries is included in a consolidated tax return for U.S. federal income tax purposes, of which Puget Holdings is the “common parent” (within the meaning of Section 1504 of the Code) of such group.

Each Borrower Group Member has filed all tax returns and reports required to be filed, and has paid all income taxes and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except in each case those (a) which are not yet due and payable, or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 3.06. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, any material Contractual Obligation, except for any such default which could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07. Financial Statements; No Material Adverse Effect; Indebtedness. (a) The financial statements furnished pursuant to Section 4.01(c) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby. As of the date of such financial statements, (i) there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, (ii) there has been no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or Property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries (taken as a whole) and (iii) the Borrower and the Operating Companies did not have any material contingent liabilities, material liabilities for Taxes, material and unusual forward or long-term commitments or material and unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such financial statements or as arising solely from the execution and delivery of the Financing Documents, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Effective Date.

(b) Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has resulted in or could reasonably be expected to result in, on or after the Effective Date, a Material Adverse Effect.

SECTION 3.08. Ranking. The Financing Documents rank and will at all times rank at least pari passu with all other senior, unsecured Indebtedness of the Borrower, whether now existing or hereafter outstanding.

SECTION 3.09. Ownership of Assets. (a) (i) Each Borrower Group Member owns and (to the extent applicable) has good and defensible title to its material Properties and assets, in each case free and clear of all Liens other than Liens permitted pursuant to Section 6.01 and (ii) each Borrower Group Member has good and defensible title in fee simple to, or valid leasehold or license interests in, or easements or other limited property interests in, all material real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted pursuant to Section 6.01, and, in each case, subject to such exceptions, defects and qualifications as do not (x) affect the value of any such properties of such Borrower Group Member in any material respect or (y) affect the use made or proposed to be made of such properties by the Borrower or any such Operating Company in any material respect.

(b) No Borrower Group Member has pledged, assigned, sold, granted a Lien on or security interest in, or otherwise conveyed any of its Properties, assets or revenues, other than Liens permitted pursuant to Section 6.01 or Dispositions not precluded by this Agreement.

SECTION 3.10. [Intentionally Omitted].

SECTION 3.11. Insurance. All insurance required to be obtained by the Borrower Group Members pursuant to Section 5.08 has been obtained and is in full force and effect, and all premiums then due and payable on all such insurance have been paid.

SECTION 3.12. Disclosure. No report, financial statement, certificate or other written information (including the Information Memorandum) furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative

Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Financing Documents (as modified or supplemented by other information so furnished) at the time so furnished when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, except as could not reasonably be expected to result in a Material Adverse Effect; provided, that with respect to any projected financial information, forecasts, estimates or forward-looking information, the Borrower represents only that such information and materials have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, and no representation or warranty is made as to the actual attainability of any such forecasts.

SECTION 3.13. Subsidiaries; Equity Interests. (a) As of the Effective Date, the Borrower has no other Subsidiaries other than those listed in Schedule 3.13(a). All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and all Equity Interests owned by the Borrower are owned free and clear of all Liens except those Liens, if any, permitted by Section 6.01. As of the Effective Date, Schedule 3.13(b) (a) sets forth the name and jurisdiction of each such Subsidiary and (b) sets forth the ownership interest of the Borrower and any other Subsidiary in each such Subsidiary, including the percentage of such ownership.

SECTION 3.14. No Dividend Restrictions. Except as set forth in Schedule 3.14 or as permitted by this Agreement, there are no contractual or regulatory restrictions limiting the ability of any Operating Company from making distributions, dividends or other return on capital to the Borrower in an amount sufficient to satisfy the Obligations under the Financing Documents.

SECTION 3.15. Litigation. There are no actions, suits, proceedings, disputes or known claims pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues, except as set forth in Schedule 3.15, or which individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.16. Solvency. Prior to and after giving effect to the transactions contemplated by the Financing Documents, the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.

SECTION 3.17. Margin Regulations; Investment Company Act; USA PATRIOT Act.

(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation T, U and X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) No Borrower Group Member is or, after giving effect to the transactions contemplated hereby, will be an “investment company” as defined in and subject to regulation under the Investment Company Act of 1940.

(c) The making of the Loans and the use of the proceeds thereof shall not violate the Trading With the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and each Borrower Group Member is in compliance with the U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49, 079 (2001)) (the “Anti-Terrorism Order”) and the provisions of Public Law 107-56 (the “USA PATRIOT Act”).

SECTION 3.18. ERISA Compliance. (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)(i) No ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan; (ii) the Borrower, neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses (i) through (iii) of this Section 3.18(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.19. Environmental Compliance. Except as expressly set forth in the Annual Report or the Form 10-Q reports of the Borrower during its fiscal year ended December 31, 2012:

(a) Except as specified in Schedule 3.19, there are no claims, actions, suits, or proceedings in respect of or affecting the Borrower or any of its Subsidiaries (or any of their respective Properties) alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Except as specified in Schedule 3.19, the properties owned, leased or operated by the Borrower and the Operating Companies do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) Except as specified in Schedule 3.19, none of the Borrower or any of the Operating Companies is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) Except as specified in Schedule 3.19, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any of the Borrower or the Operating Companies have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e) Except as set forth in Schedule 3.19, and except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Borrower or any of the Operating Companies has contractually assumed, with a Governmental Authority or otherwise, any liability or obligation under or relating to any Environmental Law.

SECTION 3.20. Labor Disputes. No labor dispute with the Borrower or any of its Subsidiaries exists or is imminent that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21. Affiliate Transactions. Except as specified on Schedule 3.21 or permitted by Section 6.06, no Borrower Group Member has, directly or indirectly, entered into any transaction since December 31, 2011 or that is in effect on December 31, 2011 and that is otherwise permitted hereunder with or for the benefit of any Affiliate.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Perkins Coie LLP, counsel for the Borrower, in form and substance reasonably acceptable to the Administrative Agent, and covering such other matters relating to the Borrower, the Financing Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available.

(d) The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Financing Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E and (ii) to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer or the vice president finance and treasurer, of the Borrower, confirming the solvency of the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to each element of the Transactions.

(g) The Administrative Agent shall have received evidence satisfactory to it that the Existing Borrower Credit Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans) and any and all liens thereunder shall have been terminated and released.

(h) The Administrative Agent shall have received evidence satisfactory to it that the Parent has delivered to JPMorgan Chase Bank, N.A., as “Administrative Agent” under the Existing Parent Credit Agreement, an irrevocable notice pursuant to Section 2.09 of the Existing Parent Credit Agreement indicating that the Parent has elected to reduce the “Aggregate Commitment” under the Existing Parent Credit Agreement by an aggregate amount of at least $200,000,000 (resulting in an “Aggregate Commitment” thereunder not to exceed $800,000,000).

(i) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries have been obtained and are in full force and effect.

(j) The Administrative Agent, the Lenders and the Joint Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(k) The Administrative Agent (or its counsel) shall have received from each party thereto such other documents listed on Exhibit E hereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower will, and will cause its Subsidiaries to:

SECTION 5.01. Financial Statements. Deliver to the Administrative Agent (for prompt further distribution to each Lender):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower or as otherwise earlier required by the SEC, from and after the Effective Date, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion by any firm of independent registered public accounting of nationally recognized standing (or any other independent registered public accounting firm acceptable to the Administrative Agent in its sole discretion), which report and opinion shall be prepared in accordance with GAAP, shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower or as otherwise earlier required by the SEC, from and after the Effective Date, an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of each such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by an Authorized Officer as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) [Intentionally Omitted];

(d) promptly after the same become publicly available, notice of all registration statements, regular periodic reports and press releases filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange;

(e) such other information regarding the Borrower Group Members as the Administrative Agent or any Lender may reasonably request for the Administrative Agent or such Lender to carry out and be satisfied with the “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act or other checks required to be carried out by local regulatory authorities; and

(f) such other information regarding the Borrower and its Subsidiaries as the Administrative Agent or any Lender may reasonably request and which is reasonably available to the Borrower and its Subsidiaries.

SECTION 5.02. Compliance Certificate. Deliver to the Administrative Agent and each Lender, (a) concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b), a certificate of an Authorized Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, and (iii) stating whether any change in GAAP applicable to the financial statements or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.01(c) or, if more recent, Section 5.01(a), (and except as described in the financial statements provided pursuant to Section 4.01(c), or Section 5.01(a) or Section 5.01(b)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (b) concurrently with any delivery of financial statements under Section 5.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.09 (which certificate may be limited to the extent required by accounting rules or guidelines and in any event shall be limited to Defaults insofar as they may relate to accounting matters).

SECTION 5.03. Notices. Promptly, but in any event within five (5) Business Days, after the Borrower has obtained knowledge thereof and in the case of clauses (a) through (d), unless prohibited by applicable Law, notify or deliver to the Administrative Agent (for prompt notification or delivery to each Lender):

(a) copies of any written notice received by the Borrower regarding any actual or threatened dispute, litigation, investigation, proceeding or suspension with respect to the Borrower or any of its Subsidiaries by or before any court or any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(b) copies of all Material Notices and Material Communications received by the Borrower or any of its Subsidiaries in connection with any material Contractual Obligation or from any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(c) details of (i) the transfer of more than 5% of any Equity Interests of the Borrower or any Borrower Group Member except for any such transfers between Operating Companies or (ii) changes in the composition of the board of directors or executive management of the Borrower or any Borrower Group Member; provided, the board of directors of the Borrower shall have at least one independent director;

(d) details of any other events or circumstances that results in or would reasonably be expected to result in a Material Adverse Effect;

(e) details of any Default or Event of Default; and

(f) details of each change to the Senior Debt Rating.

Each notice pursuant to this Section shall be accompanied by a written statement of an Authorized Officer of the Borrower (x) that such notice is being delivered pursuant to Section 5.03(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 5.04. Compliance with Laws.

(a) The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, including, without limitation, ERISA and all other employee benefit laws and shall from time to time obtain and renew, and shall comply with, each Regulatory Approval as is or in the future shall be necessary for the operation of its business under applicable Laws (except for any non-compliance which could not reasonably be expected to result in a Material Adverse Effect).

(b) The Borrower and each Subsidiary of the Borrower shall not petition, request or take any legal or administrative action that seeks to amend, supplement or modify any Regulatory Approval in any material respect unless such amendment, supplement or modification could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall promptly upon receipt by it or any of its Subsidiaries or upon publication furnish to the Administrative Agent and each Lender a copy (certified by an Authorized Officer of the Borrower) of each amendment, supplement or modification to any such Regulatory Approval.

SECTION 5.05. Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except as expressly permitted by Section 6.04; and (b) take all reasonable action to maintain all rights, privileges (including its status as validly existing), permits, licenses and franchises necessary in the normal conduct of its business, except such rights, privileges, permits, licenses or franchise which, if not maintained, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Compliance with Environmental Laws. Except as specified in Schedule 3.19 and except, and in each case, to the extent that the failure to do so could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect: (i) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits reasonably necessary for its operations and properties; and (iii) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action reasonably necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by the requirements of all Environmental Laws.

SECTION 5.07. Maintenance of Properties; Ownership of Subsidiaries. Except as contemplated by Schedule 5.07, and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) maintain, preserve and protect all of its material Properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (ii) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice; and

SECTION 5.08. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies with respect to all of its Properties and assets, as is usually carried by companies engaged in similar business and as is consistent with the prudent operation of its business; provided, however, neither the Borrower nor any Borrower Group Member shall be prohibited from self insuring to the extent that such self-insurance is consistent with the prudent operation of its business and companies engaged in similar businesses.

SECTION 5.09. Use of Proceeds. The Borrower shall use the proceeds of (a) the Liquidity Loans and Liquidity Letters of Credit to (i) refinance certain existing Indebtedness of the Borrower and its Subsidiaries, (ii) pay fees, commissions and expenses in connection with the Transactions, (iii) finance ongoing working capital requirements and other general corporate purposes and (iv) support the energy purchases and hedging activities of the Borrower to the extent there is not availability under Energy Hedging Commitments, and (b) the Energy Hedging Loans and Energy Hedging Letters of Credit to (i) support the energy purchases and hedging activities of the Borrower and (ii) finance ongoing working capital requirements and other general corporate purposes to the extent there is not availability under Liquidity Commitments.

SECTION 5.10. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Cooperation. Perform such acts as are reasonably requested by the Administrative Agent to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents.

SECTION 5.12. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 5.13. Financing Documents; Material Documents.

(a) Perform and observe all of its covenants and obligations pursuant to any material Contractual Obligation to which it is a party or pursuant to which it has any obligations, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(b) Take all reasonable and necessary action to prevent the termination or cancellation of any Financing Document or other material Contractual Obligation in accordance with the terms of such Financing Document or other material Contractual Obligation or otherwise, except to the extent, in the case of any material Contractual Obligation, that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and

(c) enforce against the relevant party to a material Contractual Obligation (other than the Lenders or Agents) such covenants of such material Contractual Obligation in accordance with its terms, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14. Maintenance of Ratings. From and after the Effective Date, the Borrower will maintain monitored public ratings on its senior unsecured debt from S&P and Moody’s to the extent Moody’s and S&P issue debt ratings generally; provided, if Moody’s and S&P cease to issue debt ratings generally, then the Borrower and the Administrative Agent may select another nationally-recognized rating agency to substitute for Moody’s and S&P for purposes of the foregoing, and the foregoing shall not apply until a substitute nationally-recognized rating agency is so selected.

SECTION 5.15. Inspection Rights. At any reasonable time and from time to time upon reasonable notice (but no more than once at the Borrower’s expense in any fiscal year so long as no Event of Default has occurred and is continuing), permit or arrange for the Administrative Agent (and permit any Lender to accompany the Administrative Agent), to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants (provided that (i) so long as no Event of Default has occurred and is continuing, a representative of the Borrower may be present for any communication with the independent public accountants and (ii) the Borrower reserves the right to restrict access to any generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower or any of its Subsidiaries).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that the Borrower shall not, nor shall it permit any of the Operating Companies, to:

SECTION 6.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its material Property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens for the benefit of the Credit Parties pursuant to any Financing Documentation;

(b)(i) Liens existing on the Effective Date and listed on Schedule 6.01(b) or (ii) Liens securing any Existing Indebtedness contemplated by clause (b) of the definition thereof; provided, in the case of this clause (ii), that such Lien shall apply only to Property (whether now owned or after-acquired) of a type that is subject to a Lien securing the corresponding Existing Indebtedness referred to in clause (a) of the definition thereof (including the proceeds thereof) and shall not extend to any other Property;

(c) Liens for taxes, assessments or governmental charges imposed on the Borrower or any Subsidiary or any of their property by any Governmental Authority which are not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, to the extent required by and in accordance with GAAP;

(d) Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors, statutory liens of landlords or other like liens arising in the ordinary course of business which secure amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if Person to the extent required by and in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) required to secure performance bids, tenders, trade contracts, performance bonds, statutory obligations, leases, government contracts, surety and appeals bonds, indemnity, performance or other similar bonds in connection with judicial or administrative proceedings and other obligations of a like nature (exclusive of obligations for borrowed money);

(f) easements, rights-of-way, licenses, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of any Borrower Group Member;

(g) Liens securing judgments that do not involve any material risk of forfeiture of any assets of any of the Borrower Group Members or any Financing Document that do not exceed $50,000,000 in the aggregate and that within ten (10) days are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP for the payment of money not constituting an Event of Default under clause (k) of Article VII;

(h) Liens securing payment of Tax-Free Debt and credit enhancement obligations related to such Tax-Free Debt; provided that (i) any claims in respect of the principal balance of the obligations being secured thereby shall not exceed $250,000,000 in the aggregate at any time, and (ii) each such Lien shall extend only to the property, and proceeds thereof, being financed by the Tax-Free Debt secured thereby;

(i) Liens for purchase money security interests or Capital Lease Obligations which are secured solely by the assets acquired (and proceeds and products thereof), up to $150,000,000 in the aggregate; provided that such Lien arises prior to or within 60 days after such acquisition or the incurrence of such Capital Lease Obligation;

(j) zoning, building and other generally applicable land use restrictions, which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and the Operating Companies taken as a whole;

(k) licenses of intellectual property entered into in the ordinary course of business;

(l) Liens that have been placed by a third party on the fee title of leased real property or property over which any Borrower Group Member has easement, license or similar rights, and subordination or similar agreements relating thereto;

(m) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower Group Member arising in the ordinary course of business from netting services, overdraft protection, Banking Services Obligations and otherwise in connection with the maintenance of deposit, securities and commodities accounts;

(n) Liens solely on any cash earnest money or other deposits made by Borrower or any of its Subsidiaries in connection with any Permitted Acquisition, letter of intent or purchase agreement permitted hereunder;

(o) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or consignments or similar arrangements entered into in the ordinary course of business;

(p) Liens on (i) insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent securing Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to the Borrower or any Operating Company of the Borrower so long as such Indebtedness shall not be in excess of the unpaid costs of, and shall be incurred only to defer the cost of, such insurance for the annual period in which such Indebtedness is incurred and in any event, not in excess of $5,000,000 at any time (“Permitted Premium Financing Indebtedness”), (ii) dividends and rebates and other identifiable proceeds therefrom which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies, (iii) rights which may arise under state insurance guarantee funds relating to any such insurance policy, in each case securing Permitted Premium Financing Indebtedness and (iv) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business; provided, however, that claims in respect of such Liens shall not exceed $5,000,000 in the aggregate at any time;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r) Liens on conservation investment assets as security for obligations incurred in financing or refinancing bondable conservation investments in accordance with the laws of the State of Washington;

(s) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition (or on such Person’s assets) prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary (other than the proceeds of such property or assets), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such Lien, together with any other Liens incurred pursuant to this paragraph (s) shall not secure Indebtedness or other obligations in excess of $250,000,000 in the aggregate;

(t) other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $100,000,000 at any time;

(u) Liens securing Indebtedness or arising in connection with Receivables Facilities, provided, that the sum (without duplication) of all such Indebtedness, plus the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Receivables Facilities shall not at any time exceed $250,000,000; and

(v) Liens pursuant to (i) the Borrower’s First and Refunding Mortgage, dated as of June 2, 1924 (as supplemented and amended, the “Existing 1924 Mortgage”), as described therein, (ii) PSE’s Indenture of First Mortgage, dated as of April 1, 1957 (as supplemented and amended, the “Existing 1957 Mortgage”), as described therein, (iii) the Borrower’s Indenture, dated as of December 1, 1997 (as supplemented and amended, the “Existing 1997 Indenture”), as described therein, and (iv) any replacement indenture in respect of the Existing 1924 Mortgage, the Existing 1957 Mortgage or the Existing 1997 Indenture, and any supplements thereto, so long as (1) any such Liens under any such replacement indenture apply to the property or assets of PSE in a manner substantially consistent with the terms of the Existing 1924 Mortgage, the Existing 1957 Mortgage or the Existing 1997 Indenture, as applicable, and (2) the borrowing capacity and other restrictions on the Borrower’s ability to incur any obligations under any such replacement indenture are substantially the same as those set forth in the Existing 1924 Mortgage, the Existing 1957 Mortgage or the Existing 1997 Indenture, as applicable;

SECTION 6.02. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions in the ordinary course of business (including Dispositions of obsolete or worn out or surplus property no longer required or useful in the business or operations of the Borrower or any of its Subsidiaries);

(b) Dispositions of assets and businesses specified on Schedule 5.07;

(c) Dispositions of Investments in Cash Equivalents in the ordinary course of business;

(d) Dispositions of assets which individually or in the aggregate are less than 20% of the Consolidated Tangible Net Assets as of the Effective Date and for which no less than 80% of the proceeds received therefor are in cash or Cash Equivalents;

(e) Dispositions constituting a Lien permitted pursuant to Section 6.01;

(f) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower;

(g) Dispositions of assets in connection with any transaction permitted by Section 6.04;

(h) assignments and licenses of intellectual property or other intangibles of the Borrower Group Members in the ordinary course of business;

(i) any Disposition of any asset or interest therein in exchange for utility plant, equipment or other utility assets (other than notes or other obligations) in each case equal to the fair market value (as determined in good faith by the Borrower) of such asset or interest therein; provided, however, that the fair market value of any such assets or interests Disposed of under this paragraph (i) shall not exceed $10,000,000 in the aggregate in any fiscal year;

(j) [Intentionally Omitted];

(k) the Disposition of substantially all of the electric distribution assets of the Borrower located in Jefferson County, Washington, pursuant to that certain Asset Sale Agreement, dated as of June 11, 2010, by and between Public Utility District No.1 of Jefferson County, a public utility district organized under the laws of the state of Washington and the Borrower, as in effect as of the Effective Date; provided, that the Borrower shall receive net cash proceeds of not less than the fair market value of the assets subject to such Disposition as reasonably determined by the board of directors of the Borrower in good faith in net cash proceeds; and

(l) the sale, assignment or other transfer of accounts receivable or other rights to payment pursuant to any Receivables Facility.

In the case of any of the foregoing Dispositions, the Borrower and the Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such Disposition with the covenant contained in Section 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such Disposition (and any related repayment of Indebtedness) had occurred on the first day of each relevant period for testing such compliance.

SECTION 6.03. Investments. Make or hold any Investments, except:

(a) Investments by the Borrower or an Operating Company in cash and Cash Equivalents;

(b) Investments by the Borrower in Interest Hedging Agreements;

(c) Investments by any other Operating Companies in Other Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(d) Intercompany Loans from the Borrower to any Operating Company;

(e) Equity Interests in (x) Subsidiaries in existence on the date hereof, (y) Operating Companies acquired or created after the Effective Date in connection with Permitted Acquisitions, and (z) Subsidiaries consisting of Immaterial Subsidiaries;

(f) Permitted Acquisitions;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and supplies, in each case in the ordinary course of business;

(h) extensions of trade credit in the ordinary course of business;

(i) Investments made as a result of the receipt of non-cash consideration from a Disposition in compliance with Section 6.02;

(j) Investments made by any Person that becomes a Subsidiary after the date hereof; provided that such Investment exists at the time such Person becomes a Subsidiary and are not made in contemplation of or in connection with such Person becoming a Subsidiary;

(k) loans and advances made in the ordinary course of business to their respective employees, officers and directors so long as the aggregate principal amount thereof at any time outstanding (excluding temporary advances in the ordinary course of business) shall not exceed $3,000,000;

(l) Investments existing on the date hereof and identified on Schedule 6.03(l); and

(m) in addition to Investments permitted by clauses (a) through (l) above so long as no Default or Event of Default shall exist immediately prior thereto or after giving effect thereto, additional Investments so long as the aggregate amount invested, loaned or advanced pursuant to this clause (m) does not exceed $100,000,000 in the aggregate at any time outstanding.

SECTION 6.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except for (a) Permitted Acquisitions, (b) Dispositions permitted under Section 6.02, (c) the liquidation or dissolution of any Immaterial Subsidiary and (d) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (i) the merger, amalgamation or consolidation of any Borrower Group Member into or with the Borrower in a transaction in which the Borrower is the surviving corporation, and (ii) the merger, amalgamation or consolidation of any Borrower Group Member into or with any other Borrower Group Member or the liquidation or dissolution of any Borrower Group Member (other than the Borrower) into any other Borrower Group Member; provided, however, that in any merger or amalgamation or consolidation involving the Borrower or any liquidation or dissolution of any Borrower Group Member into the Borrower, the Borrower shall be the surviving corporation.

SECTION 6.05. Nature of Business. (a) Engage in any line of business substantially different from those lines of business conducted by the Borrower Group Members on the Effective Date or in connection with any Permitted Acquisition or any business reasonably related, complimentary or ancillary thereto.

(b) In the case of the Borrower from and after the Effective Date, conduct, transact or otherwise engage in any business or operations other than those reasonably related to (A) its ownership of the Equity Interests of its Subsidiaries, (B) the maintenance of its legal existence, (C) the performance of this Agreement and the other Financing Documents, and (D) any transaction that the Borrower is expressly permitted to enter into or consummate under this Agreement.

(c) Terminate or amend, waive, modify or supplement any of the provisions of its Organizational Documents or consent to any such termination, amendment, waiver, modification or supplement, unless any of the foregoing actions could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.06. Transactions with Affiliates; Management Fees. (a) Enter into any transaction of any kind with any Affiliate (including Affiliate Service Agreements), whether or not in the ordinary course of business, other than (i) on terms substantially as favorable to the Borrower Group Member as would be obtainable by such Borrower Group Member at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) Intercompany Loans to the extent permitted under Section 6.03, (iii) as approved or required by any Governmental Authority or as required by applicable Law, and (iv) the payment of Management Fees permitted by clause (b) below.

(b) Pay any Management Fees or enter into or permit to exist any agreement or arrangement for the payment of Management Fees, unless such fees are expressly subordinated to the Obligations on the terms set forth in Exhibit I.

SECTION 6.07. Accounting Changes. Make any change in its fiscal year except to the extent required by applicable Law and/or GAAP. In such event, the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year arising as a result of such change in applicable Law.

SECTION 6.08. Restrictive Agreements. Directly or indirectly, enter into, or incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower Group Member to create, incur or permit to exist any Lien upon any of its material Property or assets (except as permitted under Section 6.01), or (b) the ability of the Borrower or any other wholly-owned Subsidiary to pay dividends or other distributions with respect to, or to return capital in respect of its common Equity Interests or to make or repay loans or advances to any Borrower Group Member or to Guarantee Indebtedness of any Borrower Group Member; provided that the foregoing shall not apply to:

(i) prohibitions, restrictions and conditions imposed by applicable Laws, any Governmental Authority or this Agreement;

(ii) prohibitions, restrictions and conditions identified on Schedule 3.14 or otherwise resulting from or relating to Existing Indebtedness (without amendment, modification or waiver, other than in connection with Permitted Refinancing Indebtedness) or prohibitions, restrictions and conditions not more restrictive taken as a whole than such provisions in agreements entered into after the Effective Date to evidence or govern Indebtedness that is permitted by this Agreement;

(iii) provisions of the type described in clause (a) above imposed by the holder of any Lien permitted by Section 6.01(d), (e), (h), (i), (m), (n), (r) and (s) but solely with respect to the property purported to be encumbered by such Lien;

(iv) any agreement in effect at the time any Person becomes a Subsidiary pursuant to a Permitted Acquisition and not in contemplation of, or in connection with, such Person becoming a Subsidiary and only relating to or in connection with the Property or assets of such Person (and any extensions, renewals, or replacements of such agreement so long as any restrictions and conditions in such extended, renewed or replaced agreement are not more restrictive than the applicable original agreement or extend to additional Property);

(v) customary restrictions and conditions contained in agreements relating to any Disposition of any asset or property; provided that such restrictions and conditions only apply to the asset or property to be sold, assigned or transferred and such sale, assignment or transfer is permitted by Section 6.02; and

(vi) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

SECTION 6.09. Financial Covenant. The Borrower will not permit the Leverage Ratio to be greater than 0.65 to 1.00 at any time.

SECTION 6.10. Preservation of Rights. Assign, cancel, terminate, waive any material default under, material breach of or material right under, or materially amend, supplement or modify or give any material consent under (including any consent or assignment of), any Financing Document or material Contractual Obligation, except, other than in the case of any Financing Document, to the extent that any such action would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due or (ii) any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable (and such failure under this clause (ii) shall continue unremedied for a period of one (1) Business Day), in each case, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Financing Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Financing Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Financing Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03, 5.05 or 5.09 or in Article VI (other than Sections 6.05(a), 6.05(b), 6.06 and 6.07);

(e) The Borrower or any Subsidiary fails to perform or observe any other covenant, condition or agreement (not specified in clauses (a), (b) or (d) of this Article VII) contained in any Financing Document on its part to be performed or observed and such failure continues for thirty

(30) days after notice thereof to the Borrower by the Administrative Agent or the Borrower having knowledge thereof; provided that if such failure is capable of remedy but by its nature cannot reasonably be cured within such period, the Borrower shall have such additional time not exceeding an additional sixty (60) days as may be necessary to cure such failure so long as the Borrower is proceeding diligently to cure such failure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness/Material Swap Obligation, when and as the same shall become due and payable (after giving effect to any applicable grace or cure period);

(g) any event or condition occurs that results in any Material Indebtedness/Material Swap Obligation becoming due prior to its scheduled maturity (other than Swap Agreements which become due as a result of the voluntary prepayment of referenced debt described in such Swap Agreements) or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness/Material Swap Obligation or any trustee or agent on its or their behalf to cause any Material Indebtedness/Material Swap Obligation to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) (i) the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and its Subsidiaries (other than any Immaterial Subsidiary), taken as a whole, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any “default”, as defined in any Financing Document (other than this Agreement) or the breach of any of the terms or provisions of any Financing Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided; or

(o) any material provision of any Financing Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Subsidiary shall challenge the enforceability of any Financing Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Financing Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(p) at any time, any financial statements to be delivered pursuant to Section 5.01 shall be qualified by the auditors and such qualification could reasonably be expected to result in a Material Adverse Effect;

(q) the termination, transfer, revocation or modification of any material contracts or leases to which the Borrower or any Subsidiary is a party, the result of which could reasonably be expected to result in a Material Adverse Effect and such termination, transfer, revocation or modification remains in effect for a period of more than thirty (30) days after the occurrence thereof;

(r) the “Aggregate Commitment” under the Existing Parent Agreement shall not have been reduced in an aggregate amount of at least $200,000,000 (resulting in an “Aggregate Commitment” thereunder not to exceed $800,000,000) within five (5) Business Days of the Effective Date;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Financing Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Financing Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Financing Documents or at law or equity.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Financing Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Financing Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any Operating Company shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Financing Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Financing Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Finance Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Financing Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Financing Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Financing Document, (iv) the validity, enforceability, effectiveness or genuineness of any Financing Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Financing Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Any resignation by Wells Fargo Bank, National Association, as Administrative Agent pursuant to this Article shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender and (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Financing Documents.

Each Lender and each Issuing Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower and any Operating Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent, Co-Documentation Agent, Joint Lead Arranger or Joint Bookrunner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Puget Sound Energy, Inc., 10885 N.E. 4th Street, Bellevue, Washington 98004-5591, Attention of Vice President Finance and Treasurer, (Telecopy No. 425-462-3300), (Telephone No. 425-462-3870);

(ii) if to the Administrative Agent, to it at Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd., MACD1109-019, Charlotte, North Carolina 28262 (Telecopy No. 704-715-0017), (Telephone No. 704-590-2714), (Email: Kimberly.Goya@wellsfargo.com);

(iii) if to the Swingline Lender, to it at Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd., MACD1109-019, Charlotte, North Carolina 28262 (Telecopy No. 704-715-0017), (Telephone No. 704-590-2714), (Email: Kimberly.Goya@wellsfargo.com); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received by the recipient during its normal business hours.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.19(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 2.06(c) or 2.07(c) without the written consent of each Lender or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall extend the Liquidity Availability Period without the written consent of each Liquidity Issuing Bank (other than the Existing Liquidity Issuing Banks) or the Energy Hedging Availability Period without the written consent of each Energy Hedging Issuing Bank.

(c) Notwithstanding the foregoing (but subject to the limitations set forth in Sections 9.02(b)(i), 9.02(b)(ii) and 9.02(b)(iii)), this Agreement and any other Financing Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Financing Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) [Intentionally Omitted].

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent, the Swingline Lender (if such bank or entity is replacing a Liquidity Lender), each Liquidity Issuing Bank (if such bank or entity is replacing a Liquidity Lender) and each Energy Hedging Issuing Bank (if such bank or entity is replacing an Energy Hedging Lender) shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Financing Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as SyndTrak) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Financing Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and each Joint Lead Arranger, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Financing Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or the material breach in bad faith by any Indemnitee of its express obligations hereunder pursuant to a claim initiated by Borrower. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Lender agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) except to the extent a court of competent jurisdiction determines in a final and non appealable judgment that such damage is the result of such Indemnitiee’s gross negligence or willful misconduct, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent (provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund);

(C) with respect to assignments of Liquidity Commitments and Liquidity Loans, the Liquidity Issuing Banks and the Swingline Lender (provided, that no consent of the Liquidity Issuing Banks and the Swingline Lender shall be required for an assignment to a Liquidity Lender, an Affiliate of a Liquidity Lender or an Approved Fund of a Liquidity Lender); and

(D) with respect to assignments of Energy Hedging Commitments and Energy Hedging Loans, the Energy Hedging Issuing Banks (provided, that no consent of the Energy Hedging Issuing Banks shall be required for an assignment to an Energy Hedging Lender, an Affiliate of an Energy Hedging Lender or an Approved Fund of an Energy Hedging Lender);

provided that (x) no assignment to the Borrower or any Affiliate of the Borrower shall be permitted and (y) any assignment made in violation of this proviso shall be void ab initio.

(i) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Commitments and Revolving Loans) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means with respect to any Liquidity Lender or Energy Hedging Lender, as applicable, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(d) or (e), 2.08(b), 2.19(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

provided, further that no participation may be sold to the Borrower or any Affiliate of the Borrower. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Financing Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Financing Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Financing Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Financing Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Financing Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Financing Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Financing Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Financing Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Financing Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Financing Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Financing Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Financing Document or any suit, action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the

Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Financing Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PUGET SOUND ENERGY, INC., as the Borrower

By:	/s/ Donald E. Gaines
Name: Donald E. Gaines
Title: Vice President Finance and Treasurer

Signature Page to

Credit Agreement

(Puget Sound Energy, Inc.)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ Yann Blindert
Name: Yann Blindert
Title: Director

Signature Page to

Credit Agreement

(Puget Sound Energy, Inc.)

THE ROYAL BANK OF SCOTLAND PLC, individually as a Lender and as Syndication Agent

By:	/s/ Andrew N Taylor
Name: Andrew N Taylor
Title: Vice President

Signature Page to

Credit Agreement

(Puget Sound Energy, Inc.)

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

NATIONAL COOPERATIVE SERVICES CORPORATION, as a Lender

By:	/s/ Daniel Lyzinski
Name: Daniel Lyzinski
Title: Assistant Secretary Treasurer

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Mark W. Rogers
Name: Mark W. Rogers
Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Keven D. Smith
Name: Keven D. Smith
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Helen D. Davis
Name: Helen D. Davis
Title: Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ P. Ann Daniel
Name: P. Ann Daniel
Title: Assistant Vice President

EXPORT DEVELOPMENT CANADA, as a Lender

By:	/s/ James Babbitt
Name: James Babbitt
Title: Sr. Project Finance Manager

By:	/s/ Simon Lee
Name: Simon Lee
Title: Project Finance Manager

COBANK, ACB, as a Lender

By:	/s/ Josh Batchelder
Name: Josh Batchelder
Title: Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, as a Lender

By:	/s/ Robert Casey
Name: Robert Casey
Title: Executive Director

CANADIAL IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, as a Lender

By:	/s/ Jonathan Kim
Name: Jonathan Kim
Title: Executive Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Stephen Maloney
Name: Stephen Maloney
Title: Senior Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Frank Lambrinos
Name: Frank Lambrinos
Title: Authorized Signatory

TD BANK, N.A., as a Lender

By:	/s/ David Perlman
Name: David Perlman
Title: Senior Vice President

UNION BANK, N.A., as a Lender

By:	/s/ Jeff Fesenmaier
Name: Jeff Fesenmaier
Title: Director

SUNTRUST BANK, as a Lender

By:	/s/ Andrew Johnson
Name: Andrew Johnson
Title: Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Holland H. Williams
Name: Holland H. Williams
Title: AVP & Portfolio Manager

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Yolanda Meza
Name: Yolanda Meza
Title: Vice President

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	___________________________

2. Assignee:	___________________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	Puget Sound Energy, Inc., a Washington corporation

4. Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of February 4, 2013 among Puget Sound Energy, Inc., the Lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:
ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Liquidity Commitment”, “Energy Hedging Commitment”, etc.).
[3]	Set forth, so at least 9 decimals, as a percentage of the Liquidity Commitment/Liquidity Loans of all Liquidity Lenders thereunder and/or as a percentage of the Energy Hedging Commitment/Energy Hedging Loans of all Energy Hedging Lenders thereunder, as applicable.

[Consented to and Accepted: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent [, as Swingline Lender and as a Liquidity Issuing Bank] / [and as an Energy Hedging Issuing Bank]

By:
Name:
Title:
THE ROYAL BANK OF SCOTLAND PLC, as an Energy Hedging Issuing Bank

By:
Name: Title:][4]

[Consented to: PUGET SOUND ENERGY, INC.

By:
Name: Title: ][5]

[4]	To be added only if the consent of the Administrative Agent, the Swingline Lender and the Liquidity Issuing Banks and/or Energy Hedging Issuing Banks is required by the terms of the Credit Agreement
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

(b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[RESERVED]

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

[LIQUIDITY INCREASING LENDER SUPPLEMENT]1 / [ENERGY HEDGING INCREASING LENDER SUPPLEMENT]2, dated             , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of February 4, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Puget Sound Energy, Inc. (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to [Section 2.21] / [Section 2.22] of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the [Liquidity Aggregate Commitment] / [Energy Hedging Aggregate Commitment] under the Credit Agreement by requesting one or more [Liquidity Lenders] / [Energy Hedging Lenders] to increase the amount of its [Liquidity Commitment] / [Energy Hedging Commitment] and/or to participate in such a tranche;

WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the [Liquidity Aggregate Commitment] / [Energy Hedging Aggregate Commitment] pursuant to such [Section 2.21] / [Section 2.22]; and

WHEREAS, pursuant to [Section 2.21] / [Section 2.22] of the Credit Agreement, the undersigned [Liquidity Increasing Lender] / [Energy Hedging Increasing Lender] now desires to increase the amount of its [Liquidity Commitment with respect to Liquidity Revolving Loans] / [Energy Hedging Commitment with respect to Energy Hedging Revolving Loans] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned [Liquidity Increasing Lender] / [Energy Hedging Increasing Lender] agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its [Liquidity Commitment with respect to Liquidity Revolving Loans] / [Energy Hedging Commitment with respect to Energy Hedging Revolving Loans] increased by $[            ], thereby making the aggregate amount of its total [Liquidity Commitment] / [Energy Hedging Commitment] equal to $[            ].

2. The Borrower hereby represents and warrants that the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date hereof (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date).

3. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

[1]	Applicable if increase is being made pursuant to Section 2.21 of the Credit Agreement.
[2]	Applicable if increase is being made pursuant to Section 2.22 of the Credit Agreement.

4. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

5. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

6. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

PUGET SOUND ENERGY, INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent [, as Swingline Lender and as a Liquidity Issuing Bank] / [and as an Energy Hedging Issuing Bank]

By:
Name:
Title:

[THE ROYAL BANK OF SCOTLAND PLC, as an Energy Hedging Issuing Bank

By:
Name:
Title:]

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

[LIQUIDITY AUGMENTING LENDER SUPPLEMENT]1 / [ENERGY HEDGING AUGMENTING LENDER SUPPLEMENT]2, dated                     , 20     (this “Supplement”), to the Credit Agreement, dated as of February 4, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Puget Sound Energy, Inc. (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in [Section 2.21] / [Section 2.22] thereof that any bank, financial institution or other entity may extend [Liquidity Aggregate Commitment] / [Energy Hedging Aggregate Commitment] under the Credit Agreement subject to the approval of the Borrower, the Administrative Agent[, the Swingline Lender and the Liquidity Issuing Banks] / [and the Energy Hedging Issuing Banks] by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned [Liquidity Augmenting Lender] / [Energy Hedging Augmenting Lender] was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned [Liquidity Augmenting Lender] / [Energy Hedging Augmenting Lender] agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Liquidity Commitment] / [Energy Hedging Commitment] of $[            ].

2. The undersigned [Liquidity Augmenting Lender] / [Energy Hedging Augmenting Lender] (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

[1]	Applicable if augmenting lender is being joined pursuant to Section 2.21 of the Credit Agreement.
[2]	Applicable if augmenting lender is being joined pursuant to Section 2.22 of the Credit Agreement.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[            ]

[            ]

[            ]

2. The Borrower hereby represents and warrants that the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date hereof (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date).

3. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

4. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

5. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

6. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:

Name:
Title:

Accepted and agreed to as of the date first written above:

PUGET SOUND ENERGY, INC.

By:

Name:
Title:

Acknowledged as of the date first written above:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent [, as Swingline Lender and as a Liquidity Issuing Bank] / [and as an Energy

Hedging Issuing Bank]

By:

Name:
Title:

[THE ROYAL BANK OF SCOTLAND PLC, as an Energy Hedging Issuing Bank

By:

Name:
Title:]

EXHIBIT E

LIST OF CLOSING DOCUMENTS

[ATTACHED]

EXHIBIT F

FORM OF REVOLVING LOAN NOTE

[LIQUIDITY REVOLVING LOAN NOTE] / [ENERGY HEDGING REVOLVING LOAN NOTE]

$____________	[DATE]

FOR VALUE RECEIVED, the undersigned, PUGET SOUND ENERGY, INC., a Washington corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LENDER NAME] (the “Lender”) the aggregate unpaid principal amount of all [Liquidity Revolving Loans] / [Energy Hedging Revolving Loans] made by the Lender to the Borrower pursuant to the “Credit Agreement” (as defined below) on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned Borrower promises to pay interest on the unpaid principal amount of each [Liquidity Revolving Loan] / [Energy Hedging Revolving Loan] made to it from the date of such [Liquidity Revolving Loan] / [Energy Hedging Revolving Loan] until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each [Liquidity Revolving Loan] / [Energy Hedging Revolving Loan], and upon each payment or prepayment of principal of each [Liquidity Revolving Loan] / [Energy Hedging Revolving Loan], the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such [Liquidity Revolving Loan] / [Energy Hedging Revolving Loan], the respective Interest Period thereof (in the case of Eurodollar Loans) or the amount of principal paid or prepaid with respect to such Revolving Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Borrower hereunder or under the Credit Agreement.

This Note is one of the notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of February 4, 2013 by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and Wells Fargo Bank, National Association, as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of [Liquidity Revolving Loans] / [Energy Hedging Revolving Loans] by the Lender to the undersigned Borrower from time to time in an aggregate amount not to exceed at any time outstanding such Lender’s [Liquidity Commitment] / [Energy Hedging Commitment], the indebtedness of the undersigned Borrower resulting from each such [Liquidity Revolving Loan] / [Energy Hedging Revolving Loan] to it being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower. Whenever in this Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

This Note shall be construed in accordance with and governed by the law of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PUGET SOUND ENERGY, INC.

By:
Name:
Title:

Signature Page to Note

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT G-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 4, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Puget Sound Energy, Inc. (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT G-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 4, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Puget Sound Energy, Inc. (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT G-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 4, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Puget Sound Energy, Inc. (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT G-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 4, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Puget Sound Energy, Inc. (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

I, [                            ], the [                            ] of Puget Sound Energy, Inc., a Washington corporation, (the “Borrower”) with responsibility for financial matters of the Borrower, hereby certify, in my capacity as such and not in my individual capacity, on behalf of the Borrower that I am the [                            ] of the Borrower, that I am familiar with the properties, businesses, assets, finances and operations of the Borrower Group and that I am duly authorized to execute this Solvency Certificate on behalf of the Borrower, which is being delivered pursuant to the Credit Agreement, dated as of February 4, 2013 (as amended, restated, supplemented and/or modified and in effect from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

In reaching the conclusions set forth in this Solvency Certificate, I have carefully reviewed the Financing Documents and the contents of this Solvency Certificate and, in connection herewith, have taken into consideration all things necessary or material, and I have made appropriate inquiries and investigation with responsible officers and employees of the members of the Borrower Group, in order to make the above and the following certifications.

I hereby further certify that:

l. To the best of my knowledge, on the date hereof, immediately after giving effect to the consummation of the Permitted Acquisition, the fair value of the property of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries. With respect to any contingent liabilities, the amount of contingent liabilities on the date hereof shall be computed as the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

2. To the best of my knowledge, on the date hereof, immediately after giving effect to the consummation of the Permitted Acquisition, the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries on their debts as they become absolute and matured.

3. As of the date hereof, neither the Borrower nor any of its Subsidiaries intends to incur, nor believes that it will incur, including after giving effect to the consummation of the Permitted Acquisition, debts or liabilities beyond the ability of the Borrower and its Subsidiaries, taken as whole, to pay such debts or liabilities as they mature.

4. To the best of my knowledge, on the date hereof, immediately after giving effect to the consummation of the Permitted Acquisition, the Borrower and its Subsidiaries, taken as a whole, is neither engaged in business or in a transaction, nor about to engage in business or in a transaction, for which the property of the Borrower and its Subsidiaries, taken as a whole, would constitute unreasonably small capital.

5. As of the date hereof, after giving effect to the transactions contemplated by the Permitted Acquisition, the Borrower and the Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such Permitted Acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.09 of the Credit Agreement recomputed as of the last day of the most recently ended fiscal quarter of the

Borrower for which financial statements are available, as if such Permitted Acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance.

6. As of the date hereof, no Default or Event of Default shall exist immediately prior to such Permitted Acquisition or, after giving effect to such Permitted Acquisition, shall have occurred and be continuing, or would result from the consummation of the proposed Permitted Acquisition.

[SIGNATURE PAGES FOLLOW]

Dated:                     , 20[    ]

PUGET SOUND ENERGY, INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT I

TERMS OF SUBORDINATION

[ATTACHED]